Exhibit 10.1

LEASE AGREEMENT

by and between

AMPIO PHARMACEUTICALS, INC.

(“Tenant”)

and

NCWP - INVERNESS BUSINESS PARK, LLC

(“Landlord”)

December 13, 2013

373 INVERNESS PARKWAY

TABLE OF CONTENTS

1.	Demise and Premises		1
	1.1	Demise	1
	1.2	Premises and Associated Rights	1
	1.3	Commencement and Expiration Dates	1
2.	Rent		2
	2.1	Base Rent	3
3.	Additional Rent		4
	3.1	Operating Expenses	4
	3.2	Operating Expense Exclusions	5
	3.3	Excess Operating Expenses	8
	3.4	Direct Tenant Obligations	8
4.	Payment of Additional Rent		9
	4.1	Operating Year	9
	4.2	Tenant’s Proportionate Share	9
	4.3	Written Statement of Estimated Excess Operating Expenses	9
	4.4	Final Written Statement	10
	4.5	Payment Following Lease Expiration	10
5.	Use		11
	5.1	General	11
	5.2	Negative Covenants as to Use	12
	5.3	Hazardous Substances	12
	5.4	Rules and Regulations	15
6.	Condition of Premises, Maintenance and Repair		15
	6.1	Tenant’s Acceptance	15
	6.2	Tenant’s Maintenance and Repair Obligations	15
	6.3	Manner	15
	6.4	Janitorial Services	16
	6.5	Landlord’s Maintenance and Repair Obligations	16
	6.6	Waiver	16
	6.7	End of Term	16
7.	Alterations		17
	7.1	Landlord’s Consent	17
	7.2	Procedure for Approval	17
	7.3	Standard for Approval	17
	7.4	Compliance with Laws	17
	7.5	Title to Alterations	18
	7.6	Schedule/Manner of Work	18
	7.7	Debris	18
	7.8	Right of Entry/Inspection	18
	7.9	Insurance	19
	7.10	Non-Responsibility of Landlord; Indemnification	19
8.	Liability and Insurance		19
	8.1	Action by Tenant	19
	8.2	Landlord’s Insurance	20

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	8.3	Waiver of Subrogation	20
	8.4	Commercial General Liability Insurance	20
	8.5	Tenant’s Property Insurance	20
	8.6	Insurance Policies	20
	8.7	Increase in Coverage	21
9.	Landlord’s Property, Tenant’s Property		21
	9.1	Landlord’s Property	21
	9.2	Tenant’s Property	21
	9.3	Removal	21
	9.4	Abandonment	22
10.	Holding Over		22
11.	Utility Service and Charges		22
	11.1	Charges for Utility Service	22
	11.2	Discontinuance and Interruption of Service	22
	11.3	Landlord’s Right to Alter Utilities	23
	11.4	High Voltage Equipment	23
	11.5	Cost of Increasing Capacity	23
	11.6	Light Fixtures	23
12.	Climate Control		23
13.	Signs, Displays, Auctions, and Sales		24
	13.1	General	24
	13.2	Tenant’s Interior Signs	24
	13.3	Displays	24
	13.4	Auctions	24
14.	Access and Control of Premises		25
	14.1	Access to Premises	25
	14.2	Waiver in Connection with Landlord’s Entry	25
	14.3	Project Changes	25
15.	Damage or Destruction		26
	15.1	Rights and Obligation	26
	15.2	Rent Abatement	26
	15.3	Interference with Tenant’s Business	27
	15.4	Insurance on Tenant’s Property	27
16.	Eminent Domain		27
	16.1	Total Condemnation	27
	16.2	Partial Condemnation	27
	16.3	Effect of Termination or Continuation	28
	16.4	Award	28
	16.5	Temporary Taking	28
	16.6	Sole Rights	28
17.	Landlord’s Self-Help Rights; Liability and Indemnification		28
	17.1	Landlord’s Right to Cure	28
	17.2	Tenant’s Indemnity	28
	17.3	Limit on Landlord’s Liability	29
	17.4	Defense of Claims	29

18.	Defaults and Remedies		29
	18.1	Events of Default	29
	18.2	Remedies	30
	18.3	Cumulative Remedies	32
	18.4	Termination	33
	18.5	Waiver of Rights of Redemption	33
19.	Transfers By Tenant		33
	19.1	General	33
	19.2	Listing Premises
	19.3	Corporate Changes
	19.4	Unapproved Transfers	34
	19.5	Successors and Assigns	35
20.	Subordination; Attornment; Quiet Enjoyment		35
	20.1	Subordination, Nondisturbance	35
	20.2	Attornment	35
	20.3	Quiet Enjoyment	35
	20.4	Estoppel Certificates	35
	20.5	Mortgagee Protection	36
	20.6	Modification for Lender	36
	20.7	New Owner Obligations	36
	20.8	Assignment of Rents	36
21.	Security		36
	21.1	Financial Statements	36
	21.2	Deposit	37
22.	Governing Law		37
23.	No Merger		37
24.	Disputes		38
	24.1	Attorneys’ and Collection Fees	38
25.	[Omitted]		38
26.	Tenant’s Liability and Performance		38
27.	Definition of Landlord; Limitation of Liability		38
28.	Waiver		39
29.	Miscellaneous Provisions		40
	29.1	Successors or Assigns	40
	29.2	Authority of Parties	40
	29.3	Interest on Past Due Obligations	40
	29.4	Broker’s Commission	40
	29.5	Terms and Headings	40
	29.6	Examination of Lease	41
	29.7	Time	41
	29.8	Amendments	41
	29.9	Partial Invalidity	41
	29.10	Recording	41
	29.11	Notices	41
	29.12	Entire Agreement	42
	29.13	Survival of Obligations	42

29.14	Representation and Warranties	42
29.15	[Omitted]	42
29.16	USA Patriot Act Compliance	42
29.17	Consents	43
29.18	Confidentiality	43
29.19	Security	43

BASIC LEASE TERMS

The following list is a summary of certain basic terms of this Lease. In case of a conflict between any provision of this Lease and the information contained in this summary, the applicable provision of this Lease shall control. Terms set forth in the left-hand column, below, and used in this Lease shall, unless otherwise defined in the Lease, have the meaning given opposite each such term in the right-hand column, below.

LANDLORD:	NCWP – Inverness Business Park, LLC

ADDRESS OF LANDLORD:	c/o ScanlanKemperBard Companies, LLC 810 NW Marshall Street, Suite 300 Portland, OR 97209 Attn: Asset Manager, Inverness Business Park Fax: (503) 220-2648

TENANT:	Ampio Pharmaceuticals, Inc.

ADDRESS OF TENANT:	5445 DTC Parkway #925 Greenwood Village, CO 80111 Attn:Mark D. McGregor

PERMITTED USE:	Office, laboratory, manufacturing, storage and distribution, in compliance with all legal requirements

CITY, COUNTY AND STATE:	Englewood, Douglas County, Colorado

PREMISES:	Approximately 19,346 rentable square feet of space known as Suites 200 and 204 in the Building whose address is 373 Inverness Parkway, Englewood, Colorado (the “Building), as identified on the description and/or floor plans attached as Exhibit B.

PROJECT:	Inverness Business Park, a two-story office/flex Building

LEASE TERM:	One hundred twenty-five (125) full calendar months plus any first partial calendar month.

RENEWAL TERM(S):	One term of sixty (60) full calendar months.

EFFECTIVE DATE:	The date on which this Lease has been executed and delivered by both Landlord and Tenant.

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COMMENCEMENT DATE:

The date that is ninety (90) days after Landlord’s delivery of Suite 200, which date is estimated to be February 1, 2014. Notwithstanding anything to the contrary herein, Landlord shall provide Tenant with access to Suite 204 upon the Effective Date for Tenant to commence design, planning and improvements to the Premises to prepare the same of Tenant’s occupancy. Such access shall be subject to the terms of this Lease other than the payment of Base Rent and Additional Rent. Landlord shall deliver Suite 200 to Tenant as soon as it is vacated by the current Tenant, which date is estimated to be February 1, 2014. If Suite 200 is delivered after February 1, 2014, Tenant shall receive a Base Rent credit of $300.00 per day for each day after February 1, 2014 until the date on which Suite 200 is delivered.

EXPIRATION DATE:	The date that is one hundred twenty five (125) months after the Commencement Date.
BASE RENT:	Subject to Section 2.1.1 below, Base Rent shall be as follows:

Months	Base Rent Per Month		Annual Rate/RSF
1-5	$0.00		$0.00
6-12	$23,376.42	*	$14.50
13-24	$24,182.50		$15.00
25-36	$24,988.58		$15.50
37-48	$25,794.67		$16.00
49-60	$26,600.75		$16.50
61-72	$27,406.83		$17.00
73-84	$28,212.92		$17.50
85-96	$29,019.00		$18.00
97-108	$29,825.08		$18.50
109-120	$30,631.17		$19.00
121-125	$31,437.25		$19.50

* Any first partial month is charged a prorated portion of this amount.

BASE YEAR:	2014

SECURITY DEPOSIT:	$33,855.50

ALLOWANCE:	$580,380.00 ($30.00 per rentable square foot of the Premises).

APPROXIMATE PROJECT SQUARE FOOTAGE:	83,058 square feet

TENANT’S INITIAL PROPORTIONATE SHARE OF OPERATING EXPENSES:	23.29% of the Project, subject to adjustment pursuant to Section 4.

PARKING:	70 unreserved surface parking spaces

BROKERS:	Transwestern (representing Landlord)

Colliers International (representing Tenant)

EXHIBITS:	Exhibit A Project Legal Description Exhibit B Project Site Plan and Premises Floor Plan Exhibit C Work Letter Exhibit D Rules and Regulations Exhibit E Acceptance Letter Exhibit F Tenant Sign Criteria

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease” or this “Agreement”) is made and entered into as of the Effective Date identified in the summary of Basic Lease Terms preceding this Lease by and between the Tenant and Landlord also identified in such summary.

1. Demise and Premises.

1.1 Demise. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon the terms and subject to the conditions set forth in this Lease, the Premises described in Section 1.2 within the Project, SUBJECT, HOWEVER, to any and all existing liens and encumbrances of record (the “Existing Encumbrances”), and the terms of this Lease. The Project is located upon the land (the “Land”) described on attached Exhibit A. The Project includes the Land and the Building.

1.2 Premises and Associated Rights. The premises leased to Tenant consist of the interior space in the Building having the square footage and location generally identified in the Basic Lease Terms preceding this Lease, as more particularly identified on the description and/or floor plans attached as Exhibit B (the “Premises”), excluding, however, the roof and exterior walls, if any, of such space. The Premises also include the appurtenant right to use, in common with others, the public portions of the Project, including parking facilities to the extent stated in the Basic Lease Terms, restrooms, corridors, sidewalks, ramps, landscape areas, and driveways. The Premises shall be delivered to Tenant in its “AS IS” condition without any obligations on the part of Landlord to perform any improvements or alterations, or to provide any allowances; provided, at the time of delivery, the building mechanical, electrical, life safety, and elevator systems shall be in good working condition.

Tenant intends to install a separate HVAC unit, and also to use the existing stand-by generator adjacent to the Building or a replacement generator, each with necessary connections to the Premises. Landlord does not warrant the condition of the existing generator.

1.3 Commencement and Expiration Dates. The term of this Lease shall be for the period of months designated in the summary of Basic Lease Terms preceding this Lease, and shall have the Commencement Date and Expiration Date also designated in such summary (the “Term”).

1.3.1 [Omitted]

1.3.2 Extension Option.

(a) Grant of Option. Landlord hereby grants to Tenant the option to extend the Term of this Lease for one (1) additional term (the “Extension Term”) of sixty (60) months. If this option is exercised, references in the Lease to the Lease Term shall include the Extension Term.

(b) Exercise. Tenant must exercise the option to extend, if at all, by giving Landlord written notice of such exercise not less than three hundred (300) days prior to expiration of the then current Lease Term. During the thirty (30) day period after exercise, the parties will exchange nonbinding informational opinions as to the fair market rental value of the Premises and may agree to a Base Rent schedule for the Extension Term. At any time during such thirty (30) day period prior to written agreement on a Base Rent schedule for the Extension Term, Tenant may revoke its exercise of the extension option. If the renewal option is timely exercised and is not properly revoked during such thirty (30) day period, then the Lease Term shall be extended through the expiration date of the Extension Term on the same terms and conditions as contained herein, except that (i) there shall be no further right to extend the Lease Term beyond the Extension Term, and (ii) Base Rent during the Extension Term shall be fair market value determined pursuant to Section 2.

(c) Personal Nature of Option. The option to extend this Lease is conditioned upon (i) Tenant not being in default beyond applicable notice and cure periods at the time it exercises such option, and (ii) this Lease not having been assigned and no sublease having been executed, except only an assignment or sublease for which Landlord’s prior written consent either was obtained or was not required.

(d) Amendment to Lease. If Tenant exercises the option to extend this Lease, Landlord and Tenant shall execute and deliver an amendment to this Lease setting forth such fact and the amount of Base Rent for the Extension Term.

2. Rent. Tenant shall pay rent consisting of (i) Base Rent, and (ii) all other sums that become payable by Tenant under this Lease, whether to Landlord directly, or to a third party for the benefit of Landlord and the Premises (“Additional Rent”). Base Rent and Additional Rent are referred to herein as “Rent.” All Rent shall be paid in advance on the first day of each month unless otherwise provided herein. Notwithstanding any other provision hereof, Tenant shall pay to Landlord, with all Rent, any rent, transaction, privilege or other tax now or hereafter imposed on any Rent due or paid under this Lease. All Rent shall be paid in lawful money of the United States to Landlord, c/o the Property Manager at the address set forth in the Basic Lease Terms preceding this Lease, or at such other place as Landlord shall designate by written notice to Tenant. Tenant shall pay all Rent promptly when due without notice or demand therefor and without any abatement, deduction or off set, for any reason whatsoever, except as may be expressly provided in this Lease. If the Tenant’s obligation to pay Base Rent does not commence on the first day of a calendar month, or does not expire on the last day of the calendar month, the Base Rent payable by Tenant on the first fractional month, or the last fractional month, as the case may be, shall be prorated for said month. Base Rent for the first full calendar month of the Term for which Base Rent is payable shall be paid upon execution of this Lease, and Base Rent for any partial month at the beginning of the Term shall be due on the Commencement Date. Tenant acknowledges that Tenant’s late payment of Rent due Landlord will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to ascertain. Therefore, if Landlord does not receive any Rent due from Tenant within ten (10) days of when due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the overdue amount, which late charge shall be due and payable on demand. The payment of late charges and the payment of interest are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for the additional administrative expenses incurred by Landlord in handling and processing delinquent payments. By their execution of this Lease, Landlord and Tenant confirm that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment, that the late charge is in addition to any and all remedies available to Landlord and that the assessment and/or collection of the late charge shall not be deemed a waiver by Landlord of such failure or of any other default under this Lease. Additionally, all such delinquent Rent, plus any late charge, shall bear interest at the rate of six percent (6%) per annum, or, if lower, the maximum interest rate permitted by law (as applicable, the “Default Rate”), from the date due until paid. If any payment of Rent is returned for insufficient funds, Landlord may require Tenant to pay all future payments by cashier’s check.

2.1 Base Rent. The monthly Base Rent shall be the amount(s) specified in the Basic Lease Terms preceding this Lease (the “Base Rent”).

2.1.1 Rent Commencement. Base Rent shall be payable as follows:

(a) Base Rent for Suite 204 shall be charged at the per square foot rate set forth in the Base Rent Section of the Basic Lease Terms.

(b) Commencing on the date that Suite 200 is delivered, Tenant shall be given five (5) months of abated Base Rent for Suite 200. Thereafter, Base Rent for Suite 200 shall be charged at the same rate per square foot as is applicable to Suite 204 from time to time.

2.1.2 Rentable Square Footage Adjustment. The Base Rent specified in the summary of Basic Lease Terms preceding this Lease has been calculated based on the approximate rentable square feet contained within the Premises. The parties agree that such rentable square footage shall not be changed during the Term of this Lease except pursuant to physical modifications to the Premises or Building.

2.1.3 Extension Term Base Rent. Base Rent for the Extension Term shall be established by agreement of the parties or, if they cannot agree by 120 days prior to the commencement date of the Extension Term, then Base Rent for the Extension Term shall be the fair market rental value of the Premises established pursuant to the terms of this Section. If the parties are not able to agree upon the then fair market rental value of the Premises on or before the 120th day prior to the commencement of the Extension Term, then not later than the 90th day prior to the commencement of the Extension Term, each party shall submit to the other a written final offer setting forth the then fair market rental value of the Premises. The written notice of the fair market rental value shall also be accompanied by a list of three MAI appraisers who are experienced in determining fair market rental values of similar commercial properties in the metropolitan area where the Premises is located and who have not been employed by the appointing party within the prior two (2) years (other than as an arbitrator or other arbiter of fair market value under a lease). Each party shall have the right to strike one candidate from the list submitted by the other party. The resulting four names shall then be placed in a vessel and one MAI appraiser shall be selected at random. The MAI appraiser so selected (the “Appraiser”) need not necessarily conduct an appraisal, but rather shall, using whatever means (including an appraisal) the Appraiser deems reasonable, select, as between the two final offers submitted by the parties, that final offer that sets forth a fair market rental value that is closest to the actual fair market rental value as the same may be determined by the Appraiser using whatever means (including an appraisal) the Appraiser deems reasonable. The decision of the Appraiser shall be final and binding on the parties and shall establish the Base Rent for the Extension Term. The cost of the Appraiser’s fee shall be paid by the party whose final offer was not selected by the Appraiser as the then fair market rental value.

3. Additional Rent. Tenant, throughout the Term, shall be obligated to pay its Proportionate Share (as that term is defined in Section 4) of all Excess Operating Expenses (as that term is defined in Section 3.3) actually incurred by Landlord. Tenant’s Proportionate Share of Excess Operating Expenses shall be Additional Rent.

3.1 Operating Expenses. The term “Operating Expenses” shall mean all expenses paid or incurred by Landlord or on Landlord’s behalf as determined by Landlord to be necessary or appropriate for the operation, maintenance and repair of the Project, including the common areas thereof, and the curbs, sidewalks and plazas adjoining the same, including without limitation:

3.1.1 Salaries, wages, medical, insurance, union and general welfare benefits, pension payments, payroll taxes, worker’s compensation insurance, uniforms and related expenses and benefits of employees of Landlord engaged in the repair, operation, maintenance, management, engineering and security of the Project;

3.1.2 All expenses incurred for gas, steam, electricity, heat, ventilation, air-conditioning, water, elevator service and other services or utilities furnished to the Project, together with any taxes thereon;

3.1.3 All maintenance costs relating to public and service areas of the Project, including, but not limited to sidewalks, landscaping, parking, service areas, mechanical rooms, loading areas, and the roof and the exterior of buildings;

3.1.4 The cost of all insurance premiums and charges including but not limited to rent loss insurance, casualty, liability, fire with extended coverage endorsement, flood and fidelity insurance, and such other insurance with regard to the Project and the maintenance and/or operation thereof as Landlord may elect to maintain;

3.1.5 The cost or rental of all supplies, including without limitation, cleaning supplies, light bulbs, tubes and ballasts, materials and equipment, and all taxes thereon;

3.1.6 The cost or rental of hand tools and other moveable equipment used in the repair, maintenance or operation of the Project;

3.1.7 The cost of all charges for window and other cleaning, security services, and, if provided by Landlord, janitorial services within leased spaces (allocated only among lessees receiving this service);

3.1.8 Charges of independent contractors performing repairs or services to the Project not otherwise chargeable to a specific tenant;

3.1.9 Repairs, replacement and general maintenance made by Landlord including the cost to repair and restore casualty losses to the extent not covered by insurance proceeds received by Landlord;

3.1.10 All taxes and assessments and governmental charges, whether federal, state, county, or municipal, and whether by taxing districts or authorities presently taxing the Land and/or Building, or by others, whether subsequently created or otherwise, whether foreseen or unforeseen, and any other taxes and assessments attributable to the Project, whether or not directly paid by Landlord, including local improvement district assessments, traffic or signalization improvement assessments, gross receipt taxes, business license taxes and fees for permits for the Project, and any other tax or charge, including income taxes and sales taxes, levied wholly or partly in lieu thereof and any increase in any tax, including income taxes and any imposition of any taxes such as a sales tax, if increased or imposed due to a reduction in property taxes, excepting only transfer, excise, inheritance or estate taxes and state or federal taxes computed on the basis of the net income of the owners of the Project;

3.1.11 Alterations and improvements to the Project made by reason of the laws and requirements of any public authorities or the requirements of insurance companies or the holders of any encumbrances against the land and/or Project;

3.1.12 Management fees, which shall not exceed the then-prevailing rates for management fees of other first-class buildings devoted to similar uses in the City;

3.1.13 The costs of any capital improvements, replacements or repairs to the Project and/or of any machinery or equipment installed in the Project that are either (i) required due to a change in applicable legal requirements after the date of this Lease, or (ii) will have the effect of saving Operating Expenses, in either case, amortized over the useful life of the same as estimated by Landlord;

3.1.14 Legal, accounting and other professional fees incurred in connection with operation, maintenance and management of the Project;

3.1.15 All other charges properly allocable to the operation, repair and maintenance of the Project in accordance with generally accepted accounting principles;

3.1.16 Reasonable reserves for payment of any of the expenses described in this Section; and

3.1.17 The cost of air monitoring within the Project in order to detect and monitor the level of any hazardous materials within the air in the Project.

3.1.18 Any and all assessments and other amounts paid to any declarant, owner’s association or other entity pursuant to recorded covenants applicable to the Project.

3.2 Operating Expense Exclusions. Notwithstanding anything contained in the foregoing Section 3.1 the following expenses shall be excluded from Operating Expenses:

3.2.1 Depreciation or amortization on the initial construction of the Project;

3.2.2 Debt service (including without limitation, interest, principal and any impound payments) required to be made on any mortgage or deed of trust recorded with respect to the Project;

3.2.3 The cost of leasehold improvements made for any tenants of the Project;

3.2.4 Leasing commissions, costs and disbursements and other expenses (including advertising) incurred in connection with leasing, renovating, or improving space for tenants or other occupants of the Project;

3.2.5 Repairs and replacements paid for by insurance proceeds;

3.2.6 Specific costs incurred for the account of, or separately billed to and paid by specific tenants of the Project;

3.2.7 Any cost or expense to the extent to which Landlord is paid or reimbursed (other than as a payment for Operating Expenses), including, but not necessarily limited to, (i) work or services performed for any tenant (including Tenant) at such tenant’s cost, (ii) the cost of any item for which Landlord is paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise, (iii) increased insurance or taxes assessed specifically to any Tenant of the Building, (iv) the portion of charges (including applicable taxes) for electricity, water and other utilities for which Landlord is entitled to reimbursement from any tenant, and (v) the cost of any HVAC, janitorial or other services provided to Tenants on an extra-cost basis after regular business hours;

3.2.8 Salaries and bonuses of officers and executives of Landlord and administrative employees above the grade of property manager or building supervisor and Landlord’s general overhead;

3.2.9 The cost of any work or service performed on an extra-cost basis for any tenant of the building (including Tenant);

3.2.10 The cost of any work or services performed for any other property other than the Building;

3.2.11 Interest on debt or principal amortization payments or any other payments on any mortgage or any other payments under any ground lease;

3.2.12 Any fees, costs and commissions incurred in procuring or attempting to procure other tenants, including, but not necessarily limited to brokerage commissions, finder’s fees, attorney’s fees and expenses and entertainment cost and travel expenses and any costs of advertising or promotion of the Building;

3.2.13 Any cost included in Operating Expenses representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid on an arms-length basis in the absence of such relationship;

3.2.14 Any costs of painting or decorating of any interior parts of the Building occupied or occupiable by tenants;

3.2.15 Any costs necessary to cure any violation of any law, ordinance or regulation applicable to the Building, existing as of the commencement date of this Lease or to remediate any environmental condition existing as of the commencement date of this Lease, including the removal of, or other steps taken with respect to, asbestos located in the Building, unless such condition was caused by Tenant;

3.2.16 Depreciation of the Building or any part thereof;

3.2.17 Replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss;

3.2.18 Expenses for renovating Tenant’s space;

3.2.19 Legal or other professional fees relating to leasing, financing, tenant disputes or other services not related to the normal maintenance, cleaning, repair or protection of the Building;

3.2.20 If any operating costs are incurred because of a change of policy or practice in operating the Building that causes an increase in operating expenses for the Building over the operating cost base expenses, such expenses shall be included as Operating Expenses, only if the change in policy or practice would have been made by a reasonably prudent operator of a comparable building in the metropolitan area in which the Building is located. These changed expenses shall be included as Operating Expenses to the extent of the increase in cost over the projected cost that would have been included in the Operating Cost base had the policy or practice been in effect during the entire Operating Cost Base Year.

3.2.21 costs, expenses and fees relating to solicitation of, advertising for and entering into leases and other occupancy arrangements for space in the Building, including but not limited to legal fees, space planners’ fees, real estate brokers’ leasing commissions and advertising expenses;

3.2.22 costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants or adjacent property owners;

3.2.23 costs, expenses or judgments occasioned by casualty, injury or damage, to the extent that such costs, expenses or judgments are or are required to be covered by insurance to be maintained by Landlord under this Lease; and

3.2.24 With exception of those items specifically referred to as an inclusion, the cost of any repairs, alterations, additions, improvements, changes, replacements or other items which under generally accepted accounting principles are properly classified as capital expenses.

3.3 Excess Operating Expenses. The term “Excess Operating Expenses” means, for any Operating Year (defined at Section 4.1), the amount by which the total Operating Expenses for such Operating Year exceed the total Operating Expenses for the Base Year identified in the Basic Lease Terms preceding this Lease. The provisions for payment of Tenant’s Proportionate Share of Operating Expenses are intended to pass on to Tenant, and reimburse Landlord for, all costs and expenses of the nature described in Section 3.1 incurred in connection with ownership and operation of the Project to the extent such costs and expenses exceed in amount the same costs and expenses for the Base Year. In determining the amount of Operating Expenses for the Base Year and any subsequent year, if less than 95% of the rentable area in the Building or the Project shall have been occupied by tenants at any time during such year, Operating Expenses shall be deemed to be increased to an amount equal to the Operating Expenses that would be expected to be incurred had such occupancy been 95%.

3.4 Direct Tenant Obligations.

3.4.1 Business Taxes. Tenant shall be directly liable for, and shall pay as and when due throughout the Term, all license and excise fees and occupation taxes covering the business conducted on the Premises. If any governmental authority or unit under any present or future law effective at any time during the Term shall in any manner levy a tax on rents payable under this Lease or rents accruing from use of the Premises, or a tax in any form against Landlord because of, or measured by, income derived from the leasing or rental thereof, such tax shall be paid by Tenant, either directly or through Landlord, and Tenant’s failure to do so shall constitute an Event of Default. Tenant shall not, however, be liable to pay any net income tax imposed on Landlord unless, and then only to the extent that, the net income tax is a substitute for real estate taxes.

3.4.2 Taxes on Tenant’s Property. Tenant shall be liable for and shall pay at least ten (10) days before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against the Premises, Landlord or Landlord’s property, or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, then Landlord shall have the right to pay the taxes based upon such increased assessments, regardless of the validity thereof, but only under proper protest if requested by Tenant in writing. If Landlord shall so pay such taxes, then Tenant shall, upon demand, repay to Landlord the taxes so levied and paid by Landlord, or the proportion of such taxes resulting from such increase in the assessment. In any such event, Tenant shall have the right, at Tenant’s sole cost and expense, in the name of Landlord and with Landlord’s full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, any amount so recovered to belong to Tenant. Tenant shall timely pay all federal, state and local taxes applicable to Tenant and Tenant’s business before the same are delinquent, including, without limitation, all income taxes, withholding taxes for employees, and state and local sales and use taxes. For purposes of Colo. Rev. Stat. §39-26-117(1)(b), §39-26-205(3) and §39-22-604(7)(c), as amended from time to time, the Premises, any other part of the Building used by Tenant, and all of the business fixtures, alterations, installations, additions and improvements made to or installed in the Premises (whether constructed by, for or at the expense of Landlord or Tenant) are, and shall be deemed to be, property owned by Landlord and therefore exempt from any lien for sales and use and withholding taxes which otherwise may be imposed by the taxing authorities of the State of Colorado. In furtherance of obtaining such exemptions, upon the request of Landlord, Tenant shall execute a memorandum of this Lease for filing with the Colorado Department of Revenue, such memorandum to be in the form as may be prescribed by the Department of Revenue.

3.4.3 Alterations. If the Alterations in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Premises by reason of such excess assessed valuation shall be deemed to be property taxes and assessments levied against personal property of Tenant and shall be governed by the provisions of Section 3.4.2, above. If the records of the County assessor are available and sufficiently detailed to serve as a basis for determining whether said Alterations are assessed at a higher valuation than Landlord’s “building standard”, such records shall be binding on both Landlord and Tenant. If the records of the County assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual costs of construction shall be used.

4. Payment of Additional Rent.

4.1 Operating Year. As used in this Section 4 the term “Operating Year” shall mean each calendar year of the Lease Term specified in Section 1.3 and if this Lease begins or ends on any date other than the first day of the calendar year, the calculations, costs and payment referred to herein shall be prorated on a daily basis.

4.2 Tenant’s Proportionate Share.

4.2.1 Defined. Tenant’s Proportionate Share of Excess Operating Expenses shall equal the rentable square feet contained within the Premises divided by the total rentable square feet from time to time contained within the Building. As of the date of this Lease Tenant’s Proportionate Share is the percentage stated in the summary of Basic Lease Terms preceding this Lease.

4.2.2 Allocations. Tenant shall pay each Excess Operating Expense in accordance with Tenant’s Proportionate Share. Landlord shall have the right to make allocations (“Allocations”) to Tenant of any one or more Excess Operating Expenses on a different basis (including use of estimates) if Landlord has a reasonable basis to do so. For example, if Landlord deems it reasonable to do so, Landlord shall have the right to elect at any time and from time to time (a) to make Allocations of certain Excess Operating Expense items among less than all lessees and/or other than based upon the respective square footages of the lessees, (b) to make different Allocations for different Excess Operating Expenses, and/or (c) to alter an Allocation or the method of determining an Allocation from time to time.

4.3 Written Statement of Estimated Excess Operating Expenses. As Landlord prepares written estimates of future Operating Expenses, Landlord will provide Tenant with a copy of such estimates, but Tenant acknowledges that such estimates are preliminary only, are only for Tenant’s information, and cannot be relied upon by Tenant to reflect actual future Operating Expenses. At least ten (10) days prior to the commencement of each Operating Year during the Term of this Lease, Landlord shall furnish Tenant with a written statement setting forth Landlord’s estimate of Tenant’s Proportionate Share of the estimated Excess Operating Expenses for the next Operating Year. Failure of Landlord to deliver the statement of estimated Excess Operating Expenses shall not relieve Tenant of its obligation to pay Tenant’s Proportionate Share of Excess Operating Expenses. Tenant shall each month pay to Landlord as Additional Rent commencing on January 1 of each Operating Year an amount equal to one-twelfth of the amount of Tenant’s Proportionate Share of estimated Excess Operating Expenses for that year as shown in Landlord’s written statement.

4.4 Final Written Statement. Within ninety (90) days after the close of each Operating Year during the Term, or as soon thereafter as available, Landlord shall deliver to Tenant a written statement (the “Operating Statement”) setting forth Tenant’s actual Proportionate Share of the Excess Operating Expenses for the preceding Operating Year. If Tenant’s Proportionate Share of the actual Excess Operating Expenses is in excess of the amount actually billed to Tenant for the prior year, Tenant shall pay the amount of such excess to Landlord as Additional Rent within thirty (30) days following the date of such statement. If Tenant’s Proportionate Share of actual Excess Operating Expenses is less than the amount actually billed to Tenant for the prior year, then Landlord shall apply the credit to Tenant’s next Excess Operating Expense payment(s), as and when due. In no event shall Landlord be liable for damages to Tenant based upon any incorrect or disputed Excess Operating Expense or Allocation nor shall Tenant have any right to terminate this Lease by reason of any incorrect or disputed Excess Operating Expense or Allocation. The sole remedy of Tenant regarding any Excess Operating Expense or Allocation dispute shall be refund of any charge which exceeds the amount allowed by this Lease. Tenant may review Landlord’s books and records regarding Excess Operating Expenses for a year at the Property Manager’s office during normal business hours if Tenant requests such review by written notice given within thirty (30) days of receipt of the Operating Statement for such year. Such books and records shall be kept strictly confidential; Tenant may review the same and may cause the same to be reviewed by the CPA employed by Tenant to prepare its tax returns (who shall first agree in writing to maintain the confidentiality of the books and records) but Tenant shall not otherwise disclose the contents of Landlord’s books and records. Any dispute regarding an Excess Operating Expense must be commenced by written notice specifying the disputed item given within sixty (60) days of receipt of Landlord’s books and records following a request by Tenant to audit as provided above; otherwise such dispute is waived by Tenant. Any such dispute shall be determined, at the election of Landlord, by an independent CPA or property manager whose cost shall be paid by the non-prevailing party.

4.5 Payment Following Lease Expiration. If an Operating Year ends after the expiration or termination of this Lease, Tenant shall pay the Additional Rent in respect thereof payable under this Section within ten (10) days of Tenant’s receipt of the Operating Statement for such Operating Year.

5. Use.

5.1 General.

5.1.1 Tenant shall use the Premises only for uses specified in the Basic Lease Terms preceding this Lease and for no other use or purpose whatsoever.

5.1.2 If any governmental license or permit, to include a Certificate of Occupancy, shall be required for the proper and lawful conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure, maintain and comply with the terms and conditions of each such license or permit. Notwithstanding the preceding sentence or any other provision of this Lease to the contrary, Tenant shall not directly or indirectly submit any application to the City or County for building permits for Alterations or a certificate of occupancy, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall, at Tenant’s expense, comply with all laws and requirements of public authorities relating to Tenant’s use and occupancy of the Premises and shall observe the Rules and Regulations as may be adopted pursuant to Section 5.4 hereof of which Landlord notifies Tenant from time to time for the safety and general order of the Premises and the Project.

5.1.3 Tenant shall observe and comply with all legal requirements which apply to the Premises or the use or occupancy thereof by Tenant, including but not limited to the obligation to alter, maintain, repair, improve or restore the Premises, and all parts thereof structural and otherwise, in compliance and conformity with all legal requirements. Tenant acknowledges that Tenant may be required by the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. or comparable State law (and related statutes and regulations) to make improvements to the Premises to facilitate access and use of the Premises by Tenant’s employees and others in connection with Tenant’s improvement, alteration and use of the Premises, and all costs associated with such compliance shall be borne exclusively by Tenant; provided, any such costs incurred as part of Tenant’s Work (as defined in Exhibit C) may be reimbursed from the Allowance as provided herein. Notwithstanding the foregoing, Landlord reserves the right to perform any such alteration to the Premises (or other portion of the Project necessary for compliance with legal requirements if such work is required due to any act, omission, use or other matter attributable to Tenant), and Tenant shall reimburse Landlord for reasonable, out of pocket costs of such work within thirty (30) days of written request.

5.1.4 Sustainability.

(a) Sustainability Plan. Landlord reserves the right to adopt and to modify, from time to time, a plan and/or programs and rules to reduce energy consumption and/or carbon emissions, to obtain and maintain one or more sustainability certifications, to promote indoor air quality, and/or to operate the Project in a sustainable or more sustainable manner. Tenant agrees and acknowledges that such plan may include compliance related to energy conservation and recycling, the manner in which Tenant does any maintenance, repair, alteration, restoration, improvement or removal work in the Premises, and the types of materials used in any such work. Such plans, programs and rules as are in effect from time to time are collectively referred to as the “Sustainability Plan.”

(b) Compliance. Tenant agrees to comply with, and to cause its employees, agents, contractors and invitees to comply with, the Sustainability Plan, provided that such plan does not materially increase Tenant’s costs of operations at the Building or materially adversely affect Tenant’s access to or use of the Premises. Tenant agrees to comply with all applicable legal requirements related to energy conservation and/or sustainability including those related to indoor air quality and carbon emissions.

(c) Reporting. Tenant shall provide such information as is required by the Sustainability Plan including but not limited to information requested by Landlord for governmental reporting or to obtain or maintain any certifications desired by Landlord.

5.2 Negative Covenants as to Use. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Premises, or permit anything to be done in the Premises, in any manner that: (a) violates the Certificate of Occupancy for the Premises or for the Project, any provision of zoning laws, ordinances, or use permits applicable to the Project, or any provision of any ground lease, master lease, or recorded covenant, agreement or restriction; (b) causes injury to the Premises or the Project or any equipment, facilities or systems therein; (c) constitutes a violation of the laws or requirements of any public authorities or the requirements of insurance bodies, or the requirements of any restrictive covenants of record; (d) involves gambling in any form, or the use of lottery, gaming or arcade devices, (e) involves the sale, rental or viewing of pornographic, obscene or “adult materials,” or involves adult entertainment of any kind, (f) otherwise impairs the character, reputation or appearance of the Project as a first-class Project; (g) impairs the proper and economic maintenance, operation and repair of the Project and/or its equipment, facilities or systems; or (h) causes noise or vibration that is a nuisance or otherwise constitutes a nuisance. Tenant shall not at any time keep pets or animals of any kind on the Premises.

Smoking of any kind, including tobacco products such as cigarettes, pipes, cigars, etc., within the Premises, or any building within the Project, is prohibited. Smoking in the Premises or any building by Tenant their employees, officers, guests, clients or suppliers will be deemed a violation of this Lease and, among other remedies available to the Landlord, Tenant will be responsible for any and all costs associated with restoring the Premises to a “smoke free” condition such as existed prior to the violation of this Section. Such costs may include but are not limited to cleaning and/or replacing the following items: carpets and floor coverings, ceiling tiles, HVAC filters and duct work, window coverings, and paint. Upon discovery of smoking in the Premises by the Landlord or its representatives, Landlord may, in its sole discretion, demand that the Premises, the building of which the Premises forms a part, or other affected buildings in the Project be cleaned and restored immediately or at the end of the lease term.

5.3 Hazardous Substances.

5.3.1 Tenant Shall Not Permit Hazardous Substances Upon the Premises. Tenant will not cause or permit any Hazardous Substances to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Project by Tenant or its agents without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion; provided, Tenant may bring into the Premises small amounts of Hazardous Substances (such as cleaning products and copy toner) which are readily available to

Tenant by unregulated retail purchase if the same are necessary in Tenant’s normal operations. Further, Tenant may also bring to the Premises other Hazardous Substances that are necessary for Tenant’s normal operations after first giving Landlord written notice of the type and quantity of the same and complying with all legal requirements with respect to the same. If Tenant brings any Hazardous Substances to the Premises or Project, with or without the prior written consent of Landlord (without waiver of the requirement of prior written consent), Tenant shall: (1) use such Hazardous Substance only as is reasonably necessary to Tenant’s business, in small, properly labeled quantities; (2) handle, use, keep, store, and dispose of such Hazardous Substance using the highest accepted industry standards and in compliance with all applicable Environmental Laws and shall not allow any release, spill or disposal of the same at the Premises or Project; (3) maintain at all times with Landlord a copy of the most current MSDS sheet for each such Hazardous Substance; and (4) comply with such other rules and requirements Landlord may from time to time impose. Upon expiration or earlier termination of this Lease, Tenant will, at Tenant’s sole cost and expense, cause all Hazardous Substances brought to the Premises or the Project by Tenant, its agents, contractors, employees, suppliers, licensees or invitees, to be removed from the Project in compliance with any and all applicable laws.

5.3.2 Notification. Tenant shall immediately notify Landlord should Tenant (a) become aware of the existence of any Hazardous Substance on the Premises or the Project, (b) receive any notice of, or become aware of, any actual or alleged violation with respect to the Premises or Project of any Environmental Law, or (c) become aware of any lien or action with respect to any of the foregoing. Tenant shall deliver to Landlord, promptly upon receipt, (i) copies of any documents received from the United States Environmental Protection Agency (“EPA”) and/or any state, county, or municipal environmental or health agency concerning Tenant’s ownership, use, or operations upon or in connection with the Premises; and (ii) copies of any documents submitted by Tenant to the EPA and/or any state, county, or municipal environmental or health agency concerning the Premises.

5.3.3 Inspection and Remedial Action. Landlord is hereby authorized to enter the Premises thereon at reasonable times, and after reasonable notice, for the purpose of inspecting the Premises, to ascertain Tenant’s compliance with all covenants made in this Section. Upon Landlord’s written request (a) Tenant, through professional engineers approved by Landlord and at Tenant’s cost, shall thoroughly investigate suspected Hazardous Substances contamination of the Premises occurring after the Commencement Date, or of the Project or Land and caused by a breach of Tenant’s covenant at Section 5.3.1, and (b) Tenant shall forthwith take such remedial action with respect to any such contamination as may be necessary to entirely remove and clean up all such Hazardous Substances present on the Premises, Project, Land and related groundwater. Tenant’s obligations under this Section shall arise upon Landlord’s demand as provided herein, regardless of whether the EPA or any other federal, state, or local agency or governmental authority has taken or threatened any action in connection with the presence of any Hazardous Substance on, or release of any Hazardous Substance from, the Premises, Project or the Land. Notwithstanding any provisions to the contrary in this Lease, Tenant shall indemnify and hold free and harmless the Landlord and each of Landlord’s direct or indirect members, representatives, affiliates, employees, attorneys and agents for, from, against and regarding any claims, losses, expenses or damages, suits or procedures arising from or attributable to action, refusal, negligence or failure on the part of the Tenant to comply with Environmental Laws. If Tenant shall fail promptly to discharge its obligations under this

Section, Landlord may, at its election, but without the obligation to do so, cause such investigation to be made or remedial action to be taken and/or take any and all other actions that Landlord may deem necessary or advisable to protect its interests or to avoid or minimize its liability for the existence of Hazardous Substances on the Premises, the Project or the Land, or for a release thereof from the Premises, the Project or Land. All amounts expended by Landlord under this Section shall be payable by Tenant to Landlord upon demand. If the Premises is or becomes contaminated by Hazardous Substances not brought to the Project by Tenant or released by Tenant, then Landlord shall take or cause to be taken all legally required remediation steps, without charge to Tenant.

5.3.4 Definition of Hazardous Substance(s). The term “Hazardous Substance” shall mean:

(a) “Hazardous substances”, as defined by 40 CFR Part 302;

(b) “Extremely hazardous substance”, as defined by 40 CFR Part 355;

(c) “Toxic chemicals”, as defined by 40 CFR Part 372;

(d) “Hazardous substance” or “hazardous waste” as defined by 29 CFR § 1910.120;

(e) “Hazardous Waste” as defined by applicable administrative rules;

(f) Petroleum, including crude oil and any fraction thereof;

(g) Any material that contains more than 1% of asbestos; and

(h) Any other chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, asbestos containing materials, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any environmental law based upon, directly or indirectly, such properties or effects.

(i) “Hazardous Materials” or “Contaminants”, as such terms are defined under any Environmental Law, and shall be deemed to include any material that, owing to its properties, presents a real and potential danger to the environment or to the health of the users of the Premises or the Project.

5.3.5 Definition of Environmental Laws. The term “Environmental Laws” shall mean any and all federal, or municipal legislative and regulatory provisions of an environmental nature, including, in all cases, any judgments, orders, notices, notices of infraction or non-compliance, decrees, codes, rules, directives, policies, guidelines and guides, authorizations, authorization certificates, approvals, permissions and permits issued by any competent authorities, the whole as they may have been amended form time to time.

5.3.6 Survival. Tenant’s covenants set forth in this Section 5.3 shall survive the termination of the Lease or any transfer by Tenant, by assignment or otherwise, of any or all right, title, or interest of Tenant in the Premises.

5.4 Rules and Regulations. Tenant and its employees and agents shall faithfully observe and comply with, and Tenant shall cause its invitees and licensees to observe and comply with, the rules and regulations attached as Exhibit D and with such reasonable changes therein as Landlord may from time to time make and of which Landlord has notified Tenant (the “Rules and Regulations”). Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant or such other tenant’s employees, agents, invitees or licensees.

6. Condition of Premises, Maintenance and Repair.

6.1 Tenant’s Acceptance. By taking possession of the Premises on the Commencement Date, Tenant shall be deemed to have accepted the Premises AS IS, and as being in good, sanitary and working order, condition, and repair, subject to Landlord’s obligations otherwise provided in this Lease.

6.2 Tenant’s Maintenance and Repair Obligations. Tenant, at its expense, shall be responsible for maintaining and repairing the Premises (except for the maintenance of structural elements of the Project included in the Premises), the fixtures and improvements in the Premises, and the lighting, plumbing, mechanical, HVAC and electrical systems and networks to the extent the same serve exclusively the Premises. Tenant, at its expense, shall promptly replace all scratched, damaged or broken doors and glass in and about the Premises and shall be responsible for all repairs, maintenance and replacement of millwork, cabinets, wall and floor coverings in the Premises and shall be responsible for all repairs to damage arising from any overflow of plumbing serving the Premises. Tenant shall be responsible for all repairs and alterations, interior and exterior, structural and non-structural, ordinary and extraordinary, in and to the Premises and the Project and the facilities and systems thereof, the need for which arises out of the performance of Alterations (defined at Section 7.1) by Tenant; the installation, use or operation of Tenant’s Property in the Premises; the moving of Tenant’s Property in or out of the Project; laws or regulations now or hereafter in effect which require changes to the Premises and any related changes elsewhere at the Land or Project (and any changes elsewhere at the Land or Project if due to the use of the Premises by Tenant or any legal requirement applicable to Tenant); or the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees. Tenant shall promptly report to Landlord any damage or injury occurring on or to the Premises or the Project. Tenant, at its expense, shall be responsible for the removal of any trash generated in connection with any repair, maintenance or replacement in or about the Premises, the need for which arises in accordance with this Section 6.2.

6.3 Manner. Tenant shall promptly make, at Tenant’s expense, all repairs in or to the Premises and the Project for which Tenant is responsible. Such work shall be performed only by contractors approved by Landlord. Any such repairs in or to the Project and the facilities and systems thereof for which Tenant is responsible may, at Landlord’s election be performed by Landlord at Tenant’s expense, and Landlord may, at its option before commencing any such work or at any time thereafter, require Tenant to furnish to Landlord such security, bond or surety in a form and amount as Landlord shall reasonably deem necessary to assure the payment for such work by Tenant.

6.4 Janitorial Services. Landlord shall provide routine janitorial services to the public and service areas of the Project and, unless Landlord elects to provide such services, Tenant shall supply janitorial services to the Premises, each of a standard that is substantially equivalent to the services provided in similar business parks in the City. Landlord’s services shall be provided at Landlord’s cost and expense, but such cost and expense shall be an Operating Expense.

6.5 Landlord’s Maintenance and Repair Obligations. Landlord shall maintain, and cause to be made all structural repairs to, the roof, walls and foundations of the Project, as and when needed in or about the Premises, and shall maintain and repair the lighting, plumbing, HVAC, mechanical, and electrical systems or network serving parts of the Project other than the Premises, and shall maintain the Project parking lots and sidewalks, the cost of which shall be an item of Operating Expenses as defined in Section 3.1 hereof, except for those repairs for which Tenant is responsible pursuant to any of the provisions of this Lease.

6.6 Waiver. Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption of or injury to Tenant’s business arising from Landlord’s making any repairs or changes that Landlord is required or permitted by this Lease or required by law to make in or to any portion of the Project or the Premises, or in or to the fixtures, equipment or appurtenances of the Project or the Premises. Landlord shall have no liability to Tenant nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any act or failure to act of any security personnel or mechanism used in the Project, or by reason of any lack of security in the Project. To the fullest extent permitted by applicable law, Tenant hereby waives any and all rights under any law in existence during the Term that is inconsistent with the provisions of this Section 6.6 including, without limitation, any right arising under any law purporting to authorize a tenant to make repairs at the expense of a landlord or to terminate a lease.

6.7 End of Term. Upon termination of this Lease for any reason whatsoever Tenant will peacefully surrender to Landlord the entire Premises, together, subject to the provisions of Section 7.5, with all improvements, changes, alterations and replacements thereto, after having removed Tenant’s personal property, trade fixtures and other movable installations installed by Tenant, and otherwise in good order, condition and repair, but in any event with all windows, walls, floors, and carpets cleaned, in the condition required to be maintained by Tenant under this Lease, ordinary wear and tear and damage by fire or other casualty excepted. Upon such termination, Tenant shall have the right and obligation to remove Tenant’s Property, as provided at Section 9.2.

7. Alterations.

7.1 Landlord’s Consent. Tenant shall make no alterations, additions, or improvements in or to the Premises (herein, “Alterations”) without Landlord’s prior written consent, to be granted or withheld pursuant to Sections 7.2 and 7.3 below, and, if such consent is granted, then only contractors or mechanics that are approved by Landlord shall effect such Alterations.

7.2 Procedure for Approval. If Tenant wishes to make any Alterations to the Premises that either (a) are of a structural nature or involve any physical changes to the Premises, or (b) involve a cost greater than $20,000.00, or (c) involve the roof, foundation, exterior walls or interior load-bearing walls of the Project (collectively, “Major Work”), Tenant shall submit to Landlord, for Landlord’s written approval, a written description of the Major Work that Tenant proposes to perform together with detailed plans and specifications for such Major Work. If Tenant wishes to make any alterations, additions, or improvements to the Premises that do not constitute Major Work (i.e., nonstructural work of less than $20,000.00 per items (a)-(c) above), Tenant shall submit to Landlord, for Landlord’s written approval, only a written description of such work. Reference herein to “structural work” or “work of a structural nature” shall have the meaning that such terms normally connote in the construction industry. By way of example, alteration of interior non-load bearing walls and partitions, alteration of ceilings, installation of wall coverings, painting, installation of carpet, and similar work shall not be deemed to constitute structural work; alteration to any exterior wall, load bearing wall, or roof or similar work shall be deemed to be of a structural nature.

7.3 Standard for Approval. Landlord’s approval of proposed work shall not be unreasonably withheld or delayed if such work (a) does not affect the structural integrity of the Project or its systems, (b) conforms to the requirements of all building codes and any other applicable laws and regulations, and (c) can be performed and completed without disrupting the business or operation of the Project or of any other tenant of the Project. Tenant’s failure to obtain Landlord’s prior written consent to any proposed work shall constitute an Event of Default hereunder.

7.4 Compliance with Laws. All work done by Tenant shall be performed in full compliance with all laws, rules, orders and ordinances. Without limiting the generality of the foregoing: (a) Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause the Alterations work to be performed in compliance with all such permits and certificates, applicable laws and requirements of public authorities and with all applicable requirements of insurance, and (b) Tenant shall be responsible for assuring that the Premises complies with any and all requirements of the Americans with Disabilities Act and any other Federal, State or local governmental agency requirements relating to Tenant’s specific use of the Premises or Tenant’s business operation. Landlord’s approval or consent to any proposed work shall not be deemed a waiver of, or an opinion respecting, the compliance of the proposed work with the requirements of this Section 7.4.

7.5 Title to Alterations. Except as otherwise provided in Section 9.2 below, all Alterations upon the Premises, including (without limiting the generality of the foregoing) all wall covering, built-in cabinet work, paneling, and the like shall, unless Landlord elects otherwise in writing, become the property of Landlord, and shall remain upon and be surrendered with the Premises as a part thereof at expiration or earlier termination of this Lease, except that Landlord may, by written notice to Tenant at the time that Landlord approved such Alterations (or at any time if no such approval was issued), require Tenant, at Tenant’s cost, (a) to remove any or all Alterations, and (b) to repair all damage resulting from such removal. If Tenant fails to perform the foregoing, Tenant shall pay to Landlord all costs arising from Landlord’s performance of the same, which shall be due and payable upon Landlord’s demand. Notwithstanding any other provision hereof, Tenant and not Landlord shall have the obligation to insure, repair, maintain, replace and restore all Alterations.

7.6 Schedule/Manner of Work. All of Tenant’s contractors, suppliers, workmen, and mechanics for any Alterations shall comply with such rules and conditions as Landlord may reasonably impose from time to time, which rules and conditions shall be enforced by Tenant at the discretion of Landlord. At any time any contractor, supplier, workman, or mechanic performing construction of any Alterations performs any work that may or does impair the quality, integrity, or performance of any portion of the Project, Tenant shall cause such contractor, supplier, workman, or mechanic to leave the Project and remove all his tools, equipment, and materials immediately upon written notice delivered to Tenant and Tenant shall reimburse Landlord for any repairs or corrections of any portion of the Project caused by or resulting from the work of any contractor, supplier, workman, or mechanic performing any Alterations work. The quality of all Alterations to or involving structural, electrical, mechanical, life/safety, energy management, or plumbing systems in the Premises shall be at least equal to the quality of such systems as on the Commencement Date. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance in connection with the construction of the Alterations.

7.7 Debris. Tenant will cause construction of any Alterations to be accomplished in a neat, clean, and workmanlike manner. Tenant shall not permit any trash, rubbish, or debris to accumulate in the Premises or the Project, and Tenant shall remove or cause to be removed all such trash, rubbish, and debris from the Premises and the Project and on a timely basis. Tenant shall be responsible for any additional costs incurred by Landlord for cleaning the Project or any portion thereof, and for removing any trash, rubbish, or debris therefrom to the extent caused by Tenant’s construction of the Alterations. Tenant shall not use the Project trash containers for any trash, rubbish or debris generated by any construction in the Premises.

7.8 Right of Entry/Inspection. At all times during the period of construction of any portion of any Alterations, Landlord and Landlord’s architects, engineers and contractors shall have the right to enter upon the Premises to inspect the work of construction and the progress thereof. Tenant shall not close any work affecting any portion of the life safety, heating, ventilation, and air conditioning, plumbing, or electrical systems in the Premises or building until the same has been inspected and approved by Landlord’s engineers. No inspection or approval by Landlord’s engineers of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any governmental ordinances, codes, or regulations, and Tenant shall be fully responsible and liable therefor.

7.9 Insurance. In addition to the insurance requirements set forth in Section 8, during the period of construction of any Alterations, Tenant and Tenant’s general contractor shall maintain worker’s compensation, builder’s all-risk and public liability insurance, and such other insurance as Landlord may reasonably require in amounts satisfactory to Landlord. All policies shall have such coverage limits, and be underwritten by such companies, as Landlord shall approve, and shall name Landlord and its property manager and asset manager as additional insureds thereunder, except Workers Compensation. Before the commencement of construction of any Alterations, Tenant and Tenant’s general contractor must deliver certificates of all such insurance policies and such insurance policies must be approved by Landlord.

7.10 Non-Responsibility of Landlord; Indemnification. Tenant hereby acknowledges that Landlord shall have no responsibility whatsoever for the construction of any Alterations or for any defects therein. Tenant shall notify Landlord in writing no less than ten (10) days before the commencement of construction of any Alterations in order to afford Landlord an opportunity to post and record appropriate notices of non-responsibility. Tenant, at its expense, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations work, or any other work, labor, services or materials done for or supplied to Tenant, or any other person claiming through or under Tenant, in or about the Premises or Project. Tenant shall defend, indemnify and save harmless Landlord and any mortgagee for, from, against and regarding any and all mechanics and other liens and encumbrances filed in connection with, and any other claims, charges, liabilities, obligations, penalties, causes of action, liens, damages, cost and expense (including attorney’s fees) arising or incurred by or against Landlord and arising in connection with, the Alterations work, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, in or about the Premises, Land or Project. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances of record within fifteen (15) days after the filing thereof; provided, Tenant may contest, in good faith and at its own expense, any notice of violation, or lien, provided Tenant posts for the protection of Landlord security in an amount and form acceptable to Landlord. Such indemnification obligation shall extend to all reasonable costs, attorneys’ fees, and liabilities incurred in connection with the defense of any such claim (including appeals and petitions for review) or any action or proceeding brought thereon.

8. Liability and Insurance.

8.1 Action by Tenant. Further to Section 5.2, Tenant shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises that would subject Landlord to any liability or responsibility for personal injury, death or property damage, or that would increase insurance rates in respect of the Land, Project or the property therein over the rates that would otherwise then be in effect or that would result in insurance companies of good standing refusing to insure the Project or the property therein in amounts satisfactory to Landlord, or that would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the Land, Project or the property therein. If, by reason of any failure of Tenant to comply with the provisions of Section 5 or this Section 8.1, the premiums on Landlord’s insurance on the Project and/or property therein shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant.

8.2 Landlord’s Insurance. Landlord shall procure and maintain at all times during the Term of this Lease a policy or policies of insurance covering loss or damage to the Building and Premises in the amount of the full replacement value thereof (exclusive of Tenant’s trade fixtures, Alterations, equipment and personal property), providing protection against all perils included within the classification of fire, extended coverage, all risk of loss as it relates to the standard insuring clause, loss of rental income, Landlord’s risk liability coverage, and to the extent any mortgagee of the Project may require or as Landlord may deem prudent, coverage against such other hazards that are then commonly insured against for similar properties. Such insurance shall provide for payment of loss thereunder to Landlord and/or the holder of any mortgages or deeds of trust or real estate contracts on the Land and/or Project.

8.3 Waiver of Subrogation. Each party hereby releases the other party and its agents and employees in respect of any claim that the releasing party might otherwise have against the other party or its agents or employees for, and waives any right of subrogation in respect of, loss, damage or other casualty to tangible property owned by the releasing party occurring during the term of this Lease to the extent of insurance proceeds received by the releasing party from insurance required to be carried hereunder (or which would have been received had such party complied with such requirements) or, if greater, the proceeds actually received from all insurance maintained by the releasing party. Each party shall secure an appropriate clause in, or an endorsement upon, each property insurance policy obtained by it and covering or applicable to the Premises or the personal property, fixtures and equipment located therein, pursuant to which the insurance company waives subrogation or permits the insured, prior to any loss, to make the waiver set forth in this Section 8.3, without invalidating the coverage under the insurance policy.

8.4 Commercial General Liability Insurance. Tenant, at its expense, shall procure and maintain at all times during the Term and at any time prior to the Term that Tenant is given possession of the Premises, commercial general insurance in respect of the Premises and the conduct or operation of business therein, on an occurrence basis, with Landlord, its property manager and asset manager, and any mortgagee or master lessor whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than $3,000,000 on a combined single limit basis, which insurance may be carried through commercial general liability and umbrella liability policies. All such insurance shall insure the performance by Tenant of the defense and indemnity obligations of Tenant under this Lease.

8.5 Tenant’s Property Insurance. Tenant shall also at its own expense maintain, during the Term, and at any time prior to the Term that Tenant is given possession of the Premises, insurance covering all of its personal property including its furniture, fixtures, trade fixtures, equipment, and inventory, and all Alterations and other betterments, in an amount equal to not less than one hundred percent (100%) of the full replacement value thereof and insuring against fire and all risk perils coverage as provided by a standard all risk coverage endorsement (commonly known as “causes of loss – special form”).

8.6 Insurance Policies. All insurance policies required to be carried by Tenant hereunder shall be with companies holding a “Best’s Rating” of at least A-: Class VIII and qualified to do business, and certificates of such insurance shall be delivered to Landlord by Tenant prior to Tenant commencing occupancy and thereafter within thirty (30) days prior to each renewal thereof. Such evidence of insurance indicate that the insurance policy is in full force and effect. All such evidence of insurance and each such policy of insurance required to be maintained by Tenant hereunder shall expressly evidence insurance coverage as required by the Lease. All such policies shall be written as primary policies not contributing with and not in excess of coverage which Landlord may carry.

8.7 Increase in Coverage. Landlord may from time to time after the first five years of the Term, require that the amount of liability insurance to be maintained by Tenant under Section 8.4 be increased to an amount determined by Landlord to be necessary to adequately protect Landlord’s interest, provided that such amount is required by comparable landlords in the area in which the Property is located. Upon receipt by Tenant of a notice from Landlord stating the increased amount of insurance, Tenant shall thereafter carry the insurance as set forth in such notice. In no event shall the amount of public liability insurance to be carried by Tenant be less than the amount specified in Section 8.4.

9. Landlord’s Property, Tenant’s Property.

9.1 Landlord’s Property. All improvements and appurtenances attached to or built into the Premises, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall be deemed the property of Landlord and shall not be removed by Tenant, except as provided in Section 7.5. Any carpeting or other personal property in the Premises on the Commencement Date shall be and remain Landlord’s property and shall not be removed by Tenant; provided, that at Landlord’s written request in accordance with Section 7.5, Tenant shall, at its sole expense upon termination of the Lease and in accordance with, and subject to the provisions of, Section 7.5, remove those Alterations specified by Landlord and make all related repairs and restorations.

9.2 Tenant’s Property. All business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by or for the account of Tenant without expense to Landlord and that can be removed without structural damage to the Project and all furniture, furnishings (excluding window coverings) and other articles of movable personal property owned by Tenant and located in the Premises (together, the “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term of this Lease; provided, that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Project resulting from the installation and/or removal thereof. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered Tenant’s Property, and shall be deemed to be the property of Landlord. Notwithstanding the foregoing, the components of the clean room Tenant installs in the Premises shall be Tenant’s Property and shall be removed by Tenant; Tenant shall restore all damage and all affected surfaces shall be restored to match surrounding areas.

9.3 Removal. Notwithstanding any other provision of this Lease, unless Landlord otherwise elects by separate written notice, Tenant shall remove, at or prior to the expiration or termination of this Lease, at its expense, all wiring and cabling installed at the Premises which shall have been installed by Tenant or which Landlord shall have installed pursuant to this Lease or at the request of Tenant. Such wiring and cabling shall include but not be limited to (a) wiring and cabling above the ceiling panels, behind or within walls, and under or within floors, (b) wiring and cabling for voice, data, security or other purposes, and (c) all related installations, equipment and items whatsoever.

9.4 Abandonment. In addition to Landlord’s rights at Section 18.2.1, any items of Tenant’s Property that shall remain in the Premises after the Expiration Date of this Lease, or any earlier termination of this Lease, at the option of Landlord, may, at Landlord’s election, be deemed to have been abandoned, and Landlord may deal with Tenant’s Property in such lawful manner as Landlord shall determine, at Tenant’s expense.

10. Holding Over. If Tenant holds over after the Expiration Date or earlier termination of the Term without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to 150% of the Base Rent in effect upon the date of such expiration or termination (prorated on the basis of a thirty-day month and actual days elapsed), and otherwise subject to the terms, covenants, and conditions herein specified, so far as applicable. Acceptance by Landlord of rental after such expiration or earlier termination shall not result in a renewal or extension of this Lease. The foregoing provisions of this Section 10 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. Tenant shall pay to Landlord all losses, and indemnify Landlord for all claims (including those made by any succeeding lessee), arising from any holdover by Tenant for more than thirty (30) days.

11. Utility Service and Charges.

11.1 Charges for Utility Service. Tenant shall pay, when due, all charges for water, sewer, electricity, gas, telephone service and other utilities supplied to the Premises (“Utility Charges”); provided, electricity costs are payable by Tenant only to the extent stated in Section 11.4 below. Except electricity charges as provided in Section 11.4, Tenant shall pay Landlord Tenant’s proportionate share of the charges for non-separately metered utilities, which shall be calculated by multiplying the Utility Charges for such utilities by a fraction, the numerator of which is the Floor Area of the Premises and the denominator of which shall be the Floor Area of the premises occupied by all tenants using such utilities; provided, Landlord may determine or estimate excess utility usage by Tenant and Tenant will pay the cost of the same, without markup, monthly. At any time Landlord may, at Landlord’s option and at Landlord’s cost and expense, install submeters other than for electrical usage; if Landlord does so, Tenant shall pay to Landlord the submetered Utility Charges on the first day of each calendar month.

11.2 Discontinuance and Interruption of Service. Landlord shall not be liable to Tenant in damages or otherwise for the quality, quantity, failure, unavailability or disruption of any utility service (“Service Failure”) and the same shall not constitute a termination of this Lease, or an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of Rent. Tenant hereby waives the provisions of any applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to a Service Failure.

11.2.1 Notwithstanding anything to the contrary in this Lease:

(i) if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 3 consecutive Business Days as a result of a Service Failure caused by Landlord and unrelated to a Force Majeure event, then Tenant, as its sole remedy, shall be entitled to receive an equitable abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored; or

(ii) if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 60 days as a result of a Service Failure caused by Landlord and unrelated to a Force Majeure event, then Tenant, as its sole remedy, shall have the right to terminate the Lease upon 30 days prior written notice to Landlord given after such sixty (60) days and prior to restoration of service, which termination notice shall be void if service is restored during the thirty (30) day notice period.

The provisions of this Section 11.2.1 shall not apply in the event of untenantability caused by a casualty or taking.

11.3 Landlord’s Right to Alter Utilities. Landlord may at any time alter any utility, and related equipment, serving the Project, provided such alteration does not materially interrupt service to the Premises and does not unreasonably interfere with Tenant’s business operations within the Premises.

11.4 Electricity Charges. Tenant shall, as part of Tenant’s Work, as defined in the Work Letter, purchase and install an electrical submeter to measure Tenant’s useage of electricity in the Premises and electricity for the separate HVAC unit to be installed by Tenant for its clean room. Landlord shall read such meter on a monthly basis and Tenant shall pay to Landlord, within thirty (30) days after invoice from Landlord, as additional rent, the cost of the submetered electricity used, at Landlord’s actual cost for electricity, without markup.

11.5 Cost of Increasing Capacity. Tenant shall not install or use equipment, machinery or other apparatus in the Premises that have electrical requirements that exceed the electrical load capacity of the Premises. If Tenant requests an increase of the electrical capacity of the Premises and if Landlord consents to the same, the additional equipment required to increase the electrical capacity of the Premises to accommodate Tenant’s request, including one or more additional meters, shall be provided at Tenant’s expense. Tenant shall pay the cost to purchase, install, service and maintain such additional equipment.

11.6 Light Fixtures. Tenant shall attend to any replacement of electric light bulbs, tubes and ballasts in the Premises throughout the Term of this Lease using Landlord’s building standard materials. Relamping and reballasting the service and public areas of the Project shall be Landlord’s responsibility, and the expenses associated therewith shall be an item of Operating Expenses.

12. Climate Control. As used herein, and unless otherwise stated in the Rules and Regulations “Business Hours” shall mean generally customary daytime business hours, but not before 7:00 a.m. or after 6:00 p.m. on weekdays, and “Business Days” shall mean all days except Saturdays, Sundays, and days observed by the Federal or the State government as legal holidays; provided Business Hours will include non-holiday Saturdays from 9:00 a.m. to noon. If Tenant shall require heat or air-conditioning service for the Premises (other than the clean room) at any other time, Landlord shall furnish such service subject to such terms and conditions including cost reimbursement, as Landlord may from time to time prescribe.

13. Signs, Displays, Auctions, and Sales.

13.1 General. Landlord shall provide Building standard signage at the interior entry to the Premises, a line on the Building’s directory board, and standard naming on the directional exterior signage. At Tenant’s sole cost and expense, Tenant shall be permitted to install signs in conformance with the Project sign regulations, attached hereto as Exhibit F, and approved by Landlord in the reasonable exercise of its discretion, which signage shall be in compliance with all applicable zoning and building codes and regulations approved by Landlord in the reasonable exercise of its discretion. Such signage shall be installed on a monument sign outside of Tenant’s exterior entry to Suite 204. Tenant shall not otherwise place or suffer to be placed on the exterior walls or windows of the Premises or upon the roof or any exterior door or wall or on the exterior or interior of any window thereof any sign, awning, canopy, marquee, advertising matter, decoration, picture, letter or other thing of any kind without the prior written consent of Landlord, which consent Landlord may give or withhold in its sole discretion. If Tenant shall install any sign without Landlord’s consent, Landlord shall have the right and authority without liability to Tenant to enter upon the Premises, remove the subject sign and repair at Tenant’s cost all damage caused by the removal of the sign.

13.2 Tenant’s Interior Signs. Tenant shall have the right, at its sole cost and expense, to erect and maintain within the interior of the Premises all signs and advertising matter customary or appropriate in the conduct of Tenant’s business; provided, however, that Tenant shall upon demand of Landlord immediately remove any sign, advertisement, decoration, lettering or notice which Tenant has placed or permitted to be placed in, upon or about the Premises and that Landlord reasonably deems objectionable or offensive, and if Tenant fails or refuses to so do, Landlord may enter upon the Premises and remove the same at Tenant’s cost and expense. In this connection, Tenant acknowledges that the Premises are a part of an integrated business environment, and that control of all signs by Landlord is essential to the maintenance of uniformity, propriety and the aesthetic values in or pertaining to the Project.

13.3 Displays. Tenant may not display or sell merchandise or allow carts or other similar devices within the control of Tenant to be stored or to remain outside the defined demising walls and permanent doorways of the Premises. Tenant shall not install any exterior lighting, amplifiers, or similar devices or use in or about the Premises such items as flashing lights, searchlights, loudspeakers, phonographs or radio broadcasts, nor make, or allow to be made, any odor or excessive noise in or around the Premises. No advertisement or sound of advertising shall be permitted to be heard outside of the Premises.

13.4 Auctions. Tenant shall not conduct or permit to be conducted any sale by auction upon or from the Premises, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding. No auction, fire, bankruptcy, “going out of business” or other distress sales of any nature may be conducted on the Premises without prior written consent of Landlord, which consent may be conditioned as Landlord deems appropriate.

14. Access and Control of Premises.

14.1 Access to Premises. Landlord shall have access to the Premises at all reasonable times, upon reasonable prior notice, to: (a) inspect the Premises; (b) exhibit the Premises to prospective purchasers, lenders or, during the final nine months of the Term or at a time when an Event of Default exists, prospective tenants; (c) determine whether Tenant is complying with its obligations hereunder; (d) supply any service to be provided by Landlord to Tenant hereunder; (e) post notices of non-responsibility; (f) make repairs required of Landlord hereunder or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Project, provided, however, that all such work shall be done in a commercially reasonable and prompt manner, or (g) exercise any of its rights hereunder including, without limitation, its cure rights under Section 17.1. All such access rights shall be subject to Tenant’s security and confidentiality requirements. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, and during the course of work being performed keep and store upon the Premises all necessary material, supplies, and equipment, provided that the business of Tenant shall not be adversely affected. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, if any. No additional locks shall be placed by Tenant upon any doors in the Premises and if more than two keys for any lock are desired, such additional keys shall be paid for by Tenant. All keys shall be duplicated only by Landlord, and under no circumstance shall Tenant cause any key to be duplicated. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency or in re-taking possession in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstance be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant.

14.2 Waiver in Connection with Landlord’s Entry. Tenant hereby waives any claim against Landlord for damages for any injury or inconvenience to or interference with Tenant’s business, except to the extent caused by the negligence or intentional misconduct of Landlord.

14.3 Project Changes. Landlord reserves the right, at any time, without incurring any liability by Tenant therefor, and without affecting or reducing any of Tenant’s covenants and obligations hereunder, to make such changes, alterations and improvements in or to the Project and the fixtures and equipment thereof, as well as in or to the doors, passages and stairways thereof, and other public parts and common areas of the Project and Land, as Landlord shall reasonably deem necessary or desirable, including the temporary or permanent closure or inoperability. Landlord reserves the right, and Tenant shall permit Landlord, to install, erect, use and maintain pipes, ducts and conduits in and through the Premises, so long as the installation and maintenance thereof do not detract from the use or appearance of the Premises.

15. Damage or Destruction.

15.1 Rights and Obligations.

15.1.1 Obligation to Rebuild. If rentable area of the Project, or any portion thereof, is damaged, destroyed, or rendered untenantable due to fire or other casualty, and if

(a) the Project is capable of being repaired, reconstructed or restored within a period of one hundred eighty (180) days from commencement of such work, and

(b) Landlord will receive insurance proceeds sufficient to cover the cost of such repairs, reconstruction or restoration,

then Landlord shall be obligated to restore the Project to a condition reasonable comparable to its condition prior to such casualty. In such event, this Lease shall remain in full force and effect, Rent shall be adjusted pursuant to Section 15.2, Landlord will commence restoring that portion of the Project so damaged as soon as commercially practicable, and will diligently complete the restoration.

15.1.2 Right to Terminate. In the case of a casualty loss not described in Section 15.1.1, then within sixty (60) days after such a casualty Landlord shall have the right to elect either to terminate this Lease or to restore the Project. Landlord shall make its election by written notice to Tenant within such sixty (60) day period of time. If Landlord elects to terminate this Lease, the termination shall be effective thirty (30) days after receipt of the notice by Tenant. Tenant shall have the right to terminate this Lease by written notice given within thirty (30) days of a casualty if the casualty will prevent use of the Premises for more than 180 days. If Landlord estimates that a casualty will not prevent use of the Premises for more than 180 days but in fact the Premises cannot be used for more than 180 days, then Tenant may terminate this Lease by thirty (30) days written notice given after such 180 days but prior to the Premises again being usable; provided, if Landlord makes the Premises usable within thirty (30) days of receipt of such notice, the termination notice shall be void and this Lease shall continue. If neither party elects to terminate this Lease, then Rent shall be abated in accordance with Section 15.2 and Landlord shall restore the Project in accordance with the requirements of Section 15.1.1.

15.1.3 Tenant’s Property. If Landlord undertakes to repair the Project after an event of casualty, such restoration shall not include replacement of furniture, equipment or other items designated as Tenant’s Property herein.

15.1.4 Late Term Casualty. Regardless of Sections 15.1.1 and 15.1.2, if the casualty loss occurs within the last eighteen (18) months of the Term, then, regardless of the extent of the damage, Section 15.1.2 shall establish the rights and obligations of Landlord and Tenant.

15.2 Rent Abatement. If all or part of the Premises shall be damaged or destroyed or rendered untenantable as a result of fire or other casualty, the Base Rent shall be abated or reduced based on the number of square feet of space rendered untenantable and Additional Rent provided herein shall be abated or reduced, as the case may be, in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the damage or destruction to the date the damage to the Premises shall be substantially repaired, or the date on which Tenant again uses the untenantable portion, whichever first occurs.

15.3 Interference with Tenant’s Business. Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Project pursuant to this Section 15. The provisions of this Lease, including this Section 15, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or any other portion of the Project, and any applicable State, federal or local law or ordinance with respect to any rights or obligations concerning damage or destruction, whether now or hereafter in effect, shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or any other portion of the Project. Tenant waives any other rights now or hereafter available under applicable law.

15.4 Insurance on Tenant’s Property. Landlord will not carry insurance of any kind on Tenant’s Property, and, except as provided by law or by reason of Landlord’s breach of any of its obligations under this Lease, Landlord shall not be obligated to repair any damage to or replace any improvements paid for by Tenant, or any of Tenant’s Property. If Landlord elects to restore the Premises as provided in this Section 15, Tenant shall use all proceeds from the insurance it carries on Tenant’s Property to restore Tenant’s Property on the Premises.

15.5 Tenant’s Waiver of Statutory Rights. Tenant waives any statutory rights of termination which may arise by reason of the partial or total destruction of the Premises.

16. Eminent Domain.

16.1 Total Condemnation. If the whole of the Project or the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, (including a sale under threat of condemnation) this Lease shall terminate as of the date of vesting of title on such taking (the “Date of Taking”), and the Base Rent and Additional Rent shall be prorated and adjusted as of the Date of Taking.

16.2 Partial Condemnation. If a part of the Project or the Land shall be so taken, this Lease shall be unaffected by such taking, except that:

16.2.1 Landlord’s Option to Terminate. Landlord may, at its option, terminate this Lease by giving Tenant notice to that effect within ninety (90) days after the Date of Taking; and

16.2.2 Tenant’s Option to Terminate. If twenty percent (20%) or more of the Premises shall be so taken and the remaining area of the Premises shall not be reasonably sufficient for Tenant to continue feasible operation of its business, Tenant may terminate this Lease by giving Landlord notice to that effect within ninety (90) days after the Date of Taking.

16.3 Effect of Termination or Continuation. This Lease shall terminate on the date that such notice from the Landlord or Tenant to the other shall be given, and the Base Rent and Additional Rent shall be prorated and adjusted as of such termination date. Upon a partial taking this Lease shall continue in force as to the remaining part of the Premises, and the Base Rent and Additional Rent shall be adjusted according to the rentable Area remaining.

16.4 Award. Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award. Tenant shall have no claim against Landlord or the condemning authority for the unexpired portion of the Lease term. Nothing contained in this Section 16.4 shall be deemed to prevent Tenant from making a claim in any condemnation proceeding for the value of any fixtures or furnishings installed by Tenant at its sole expense and which are included in the taking.

16.5 Temporary Taking. A temporary taking (or transfer in lieu thereof) of any portion of the Premises by any authorized authority shall not cause a termination of this Lease, but Tenant shall be entitled to a rent reduction or abatement during the period its possession is interfered with because of any such taking of the Premises. Such rent reduction or abatement shall equal the lesser of the Rent that would have been payable by Tenant during the period of such temporary taking or an amount equal to the award paid by the condemning authority for such taking. If the taking is for a period of longer than one year, or for an indefinite period that extends beyond one year, either Landlord or Tenant may elect to terminate this Lease by giving written notice to the other given within thirty (30) days after the event giving rise to the right of termination. No temporary taking of the Land or of any portion of the Project not including the Premises shall give Tenant the right to any rent abatement, reduction, or lease termination.

16.6 Sole Rights. The rights of Tenant arising from a condemnation are limited to those set forth in this Section and Tenant waives any other rights now or hereafter available under applicable law.

17. Landlord’s Self-Help Rights; Liability and Indemnification.

17.1 Landlord’s Right to Cure. If Tenant fails to pay or perform any of its obligations under this Lease, Landlord may, without waiving or releasing Tenant from its obligations hereunder, but shall not be required to, pay or perform such obligations on Tenant’s behalf upon ten (10) days notice to Tenant (except where, in Landlord’s opinion, an emergency exists, in which event no notice shall be required), and Tenant shall reimburse or pay promptly to Landlord the reasonable cost thereof as Additional Rent. “Reasonable cost,” as used in this Section 17, means Landlord’s actual out-of-pocket costs to effect such cure plus ten percent (10%) to cover overhead, administrative and collection charges. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from Landlord’s exercise of its rights under this Section 17.1.

17.2 Tenant’s Indemnity. Landlord shall not be liable for injury to any person, or for the loss of or damage to any property (including property of Tenant) occurring in or about the Premises from any cause whatsoever. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises, from any cause whatsoever. Tenant hereby indemnifies and holds Landlord harmless, and shall defend Landlord, for, from, against and regarding any and all claims, charges, liabilities, obligations, penalties, causes of action, liens, damages, costs and expenses (including attorneys’ fees) arising, claimed, charged or incurred against or by Landlord and arising from or in connection with: (a) Tenant’s use or occupancy of, or any activity, work or other thing done, permitted or suffered by Tenant on or about, the Premises, whether before, after or during the Term, (b) any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease, or (c) any act or omission of Tenant, or any officer, contractor, agent, employee, guest, licensee, or invitee of Tenant, in all cases, except to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. Such indemnification obligation shall extend to all costs, attorneys’ fees, and liabilities incurred in connection with the defense of any such claim (including appeals and petitions for review) or any action or proceeding brought thereon.

17.3 Limit on Landlord’s Liability. Landlord and its agents shall not be liable for any loss or damage to property resulting from fire, explosion, falling plaster or other material, steam, gas, electricity, or from bursting, overflowing, or leaking of water, water or rain which may leak from or into any part of the Premises or from pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, from dampness, from electrical wiring, circuitry, power surges, overloads, spiking or interruption of any kind, from air conditioning equipment, or from gas or odors, sprinkler leakage, or from any other cause whatsoever. Landlord and its agents shall not be liable for interference with the light, air, or other incorporeal hereditaments or for any latent defect in or on the Premises or the Project. Tenant shall give prompt notice to Landlord in case of casualty or accidents on or about the Premises. Landlord or its agents shall not be liable for any damage to property entrusted to employees of the Building or its management. Landlord shall not be liable, regardless of cause (including negligence or breach) for the loss of or damage to any property, income or business, nor in any event for consequential damages.

17.4 Defense of Claims. In case any action or proceeding shall be brought against Landlord by reason of a claim covered by the provisions of Section 17.2, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense, by counsel approved in writing by Landlord.

18. Defaults and Remedies.

18.1 Events of Default. In addition to events described elsewhere in this Lease as constituting a “default” or an “Event of Default,” the occurrence of any one or more of the following events shall constitute an Event of Default hereunder by Tenant:

(a) Tenant’s failure to make any payment of Rent hereunder as and when due, where such failure shall continue for a period of five (5) business days after Tenant’s receipt of written notice thereof; provided that, unless otherwise required by applicable law, no such notice shall be required more frequently than once in any consecutive 12-month period and, where no notice is required, an Event of Default shall arise automatically upon the due date for the Payment of Rent;

(b) Tenant’s failure at any time to carry insurance, with the coverage and in the amounts, required to be carried pursuant to Sections 7.9, 8.4 and 8.5;

(c) Tenant’s failure to observe or perform any of the other covenants or provisions of this Lease to be observed or performed by Tenant, where such failure shall continue for a period of fifteen (15) days after written notice thereof from Landlord to Tenant (unless this Lease elsewhere provides that such failure alone constitutes an Event of Default hereunder upon its occurrence). If the nature of Tenant’s default is such that more than fifteen (15) days are reasonably required for its cure, then upon Tenant’s written request within such fifteen (15) day period an Event of Default shall not be deemed to occur if Tenant shall commence such cure within said fifteen (15) day period and shall thereafter diligently prosecute such cure to completion. Once notice of default has been given, no additional notice shall be required in order for Landlord to exercise remedies under Section 18.2 by reason of a recurrence or continuation of such default; or

(d) If (i) Tenant or any Guarantor named in the Basic Lease Terms summary preceding this Lease shall make any general assignment for the benefit of creditors; (ii) a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy shall be filed by or against Tenant or any such Guarantor (unless the same is dismissed within 30 days); (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or (iv) substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, is attached, executed upon, or otherwise judicially seized, where such seizure is not discharged within 30 days.

The notices of defaults to be given under this Section may be the same as any notice required under State law, and this Lease shall not be construed to require Landlord to give two separate notices to Tenant before proceeding with any remedies. Tenant shall not be deemed to have failed to perform a repair, maintenance or restoration obligation hereunder during a period when Tenant is prevented from doing so by reason of Force Majeure if Tenant has given Landlord prompt notice of such Force Majeure.

18.2 Remedies. Upon the occurrence of an Event of Default, Landlord may exercise any one or more of the remedies set forth in this Section 18, or any other remedy available under applicable law or contained in this Lease.

18.2.1 Re-Entry. To the greatest extent allowed by applicable law, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises, or any part thereof, peaceably but using such reasonable force as may be required, and without judicial process, or by any suitable action or proceeding at law, and may repossess the Premises, and may remove any persons, fixtures or chattels therefrom, to the end that Landlord may have, hold and enjoy the Premises. In the event of any such retaking of possession of Premises by Landlord, Tenant shall remove all personal property located thereon and upon failure to do so upon demand of Landlord, Landlord may in addition to any other remedies allowed by law, remove and store the same in any place selected by Landlord, including but not limited to a public warehouse, at the expense and risk of Tenant. If Tenant shall fail to pay all sums due hereunder together with the cost of storing any such property within thirty (30) days after it has been stored, Landlord may sell any or all of such property at public or private sale and shall apply the proceeds of such sale first, to the cost of such sale; second, to the payment of the charges and expenses for reentry, removal and storage; third, to the payment of any other sums of money that may be due from Tenant to Landlord under the terms of this Lease; and the balance, if any, to Tenant. Tenant hereby waives all claims for damages that may be caused by Landlord’s re-entering and taking possession of the Premises or removing and storing or selling the property of Tenant as herein provided, and will indemnify, defend and save Landlord harmless from loss, costs or damages to Tenant occasioned thereby, and no such re-entry shall be considered or construed to be a forcible entry. RE-ENTRY OR TAKING POSSESSION OF SAID PREMISES BY LANDLORD SHALL NOT BE CONSTRUED AS AN ELECTION ON ITS PART TO TERMINATE THIS LEASE UNLESS A WRITTEN NOTICE OF SUCH INTENTION IS GIVEN TO TENANT.

18.2.2 Continue the Lease. Landlord may elect to continue this Lease in effect, whether or not Tenant shall have abandoned or Landlord shall have re-entered the Premises. If Landlord continues this Lease in effect, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent as the same may become due hereunder and to recover damages from Tenant in accordance with the provisions of this Section 18.

18.2.3 Terminate Lease. Landlord may terminate Tenant’s right to possession and use of the Premises and/or terminate this Lease, in which case Tenant shall immediately surrender possession of the Premises to Landlord and shall pay Landlord damages as provided at this Section 18.

18.2.4 Monetary Damages and Recovery. Tenant shall have full liability for payment of all damages directly or indirectly suffered by Landlord which are proximately caused by any default or breach under this Lease, whether or not such default or breach is declared by Landlord, and such elements of damage and recovery by Landlord from Tenant shall specifically include, but not be limited to:

(a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination of the Lease or possession; plus

(b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination of the Lease or possession until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) the worth at the time of award of any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including but not limited to, all legal expenses and other related costs incurred by Landlord following Tenant’s default; the unamortized portion of any rent abatement, tenant improvement costs and leasing commission paid or incurred by Landlord related to the then current Term of this Lease which is attributable to the unexpired portion of this Lease (amortized evenly over the then current Term with 8% interest); all costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting; all other costs incurred by Landlord in reletting the Premises, including, without limitation, any brokerage commissions, legal fees and the value of Landlord’s time; and interest, late charges and administrative fees, as herein provided.

The “worth at the time of award” referred to in Paragraphs (a), (b), and (d) above will additionally include interest at the Default Rate. The “worth at the time of award” referred to in Paragraph (c) will be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco in effect at the time of award, plus one percent (1%).

“Rent” shall be calculated for each month by adding (i) the monthly Base Rent and (ii) one-twelfth (1/12th) of the Additional Rent payable by Tenant hereunder during the twelve (12) consecutive month period prior to the month in which Tenant’s default occurred (or one-twelfth (1/12th) of the annualized amount of Additional Rent payable by Tenant for the period between the Commencement Date and the last day of the calendar month prior to the month in which Tenant’s default occurred, if such default occurs during the first twelve (12) calendar months of the Term).

Landlord shall not be obligated to relet the Premises to a particular tenant, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting; and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord at its option may make such physical changes to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting Tenant’s liability. If there is other unleased space in the Project, Landlord shall have no obligation to attempt to relet the Premises prior to leasing such other space in the Project.

18.2.5 Form of Action for Damages. To the extent permitted under State law, Landlord may sue periodically for damages as they accrue without barring a later action for further damages. If the Lease or possession is terminated and the Premises are subsequently re-let, no portion of the rents from such new Lease that is in excess of the contracted rent hereunder shall be treated as an offset to monies owed by defaulting Tenant. All unpaid Rent after its due date shall bear interest from the date due at the Default Rate in addition to any late charges and administration costs related to such delinquency, whether or not a default is declared.

18.2.6 Deposit. Landlord may apply any deposit held pursuant to Section 21.2, or pursuant to or in connection with any guarantee of Tenant’s obligations under this Lease, in payment of any sums due from Tenant hereunder.

18.3 Cumulative Remedies. The remedies provided for in this Lease are cumulative and in addition to any other remedy available to Landlord at law or in equity. In the event of a breach by Tenant, of any of its obligations under this Lease, Landlord shall also have the right to obtain an injunction and any other appropriate equitable relief.

18.4 Termination. Even though Tenant has breached this Lease, Tenant’s contractual obligations under this Lease shall continue in effect for so long as Landlord does not terminate the same (and even though Landlord may have terminated Tenant’s estate and right to possession) by written notice to Tenant, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s rights to possession unless written notice of termination is given by Landlord to Tenant.

18.5 Waiver of Rights of Redemption. Tenant waives any and all rights of redemption granted under any present and future laws in the event Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

19. Transfers By Tenant.

19.1 General.

19.1.1 Assignment and Subletting. Tenant shall not assign this Lease or any interest therein, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant, or hypothecate, mortgage, encumber or otherwise transfer or dispose of Tenant’s interest in the Premises, either voluntarily or involuntarily, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed but may be issued subject to reasonable conditions. If Tenant requests consent to a proposed transfer, Tenant shall pay for Landlord’s reasonable out of pocket expenses in reviewing the request for consent to transfer. Consent to one such assignment or sublease shall not imply any future consent, and all subsequent assignments and subleases shall be made only upon obtaining prior written consent of Landlord. Notwithstanding that Landlord has consented to an assignment or subletting hereunder, any assignment or sublease hereof shall cause an automatic termination of any renewal options, expansion options, purchase options or rights of first refusal.

19.1.2 Obligations of Assignees. Assignees or subtenants shall become directly liable to Landlord for all obligations of Tenant hereunder, but Tenant shall remain liable for the performance of all obligations owed to Landlord under this Lease. The instrument by which any assignment or subletting consented to by Landlord is accomplished shall expressly provide that the assignee or subtenant will perform and observe all the agreements, covenants, conditions and provisions to be performed and observed by Tenant under this Lease and that Landlord will have the right to enforce such agreements, covenants and conditions directly against such assignee or subtenant.

19.1.3 Procedure for Consent. It shall be the responsibility of Tenant to provide Landlord, in a manner acceptable to Landlord, with such information as Landlord reasonably determines is necessary for Landlord to grant or withhold its consent. If Tenant desires to request approval to assign, hypothecate or otherwise transfer this Lease or sublet the Premises, then at least thirty (30) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”), which shall set forth the name, address and business of the proposed assignees or subtenant, current and signed financial statements, credit information as required by Landlord, the Assignment Date, any ownership or commercial relationship between Tenant and the proposed assignee or subtenant, and the consideration and all other material terms and conditions of the proposed assignment or sublease, all in such detail as Landlord shall reasonably require. If Landlord requests additional detail, the Assignment Notice shall not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold action on the request to any assignment or sublease until such information is provided. Any consent may be granted subject to reasonable conditions including but not limited to execution of a Consent and Assumption Agreement in form prepared by Landlord. Tenant agrees to pay to Landlord an amount equal to all reasonable attorneys fees and other reasonable out of pocket expenses incurred by Landlord related to a request for consent regardless of whether such consent is granted and regardless of whether the transfer is consummated. In considering an Assignment Notice, Landlord may, among other things, consider financial capability, business reputation, business experience, existing and future space requirements of other tenants, existing and future space requirements of the proposed assignee or subtenant, the intended use, the anticipated demand for services by the assignee or subtenant, and the assignee’s or subtenant’s anticipated contribution to the prestige of the building.

19.1.4 Sublease Income. If Tenant shall sublet all or any portion of the Premises, then fifty percent (50%) of any consideration paid by the subtenant for the portion of the Premises being sublet that exceeds the sum of Base Rent and Additional Rent provided by this Lease for such portion of the Premises being sublet plus all expenses incurred by Tenant with respect to such sublease shall be due, owing and payable from Tenant to Landlord when paid by the subtenant under the sublease. For the purpose of this Section 19, the rent for each square foot of floor space in the Premises shall be deemed equal.

19.2 Permitted Transfers. Landlord’s prior written consent shall not be required with respect to (i) a transfer (by one or more transfers) of the stock or partnership interests, or other evidences of ownership of Tenant, or (ii) transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred, or (iii) transfers to any entity which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (x) the successor to Tenant in clause (ii) above has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such transfer, as evidenced by financial information provided to Landlord by Tenant, (y) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, and (z) the assignee or sublessee agrees directly with Landlord, by written instrument delivered to Landlord prior to such transaction in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment or subletting (provided, a sublessee need not assume the obligation to pay rent directly to Landlord).

19.3 Unapproved Transfers. Any attempted transfer in violation of the requirements of this Section 19 shall be void and, at the option of Landlord, shall constitute an Event of Default.

19.4 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions, and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

20. Subordination; Attornment; Quiet Enjoyment.

20.1 Subordination, Nondisturbance. This Lease, and all rights of Tenant hereunder, are and shall be, upon the election of the holder thereof, subject and subordinate to all mortgages, trust deeds and other financing and security instruments (“Mortgages”), that may now or hereafter affect the Premises, and to all renewals, modifications, replacements and extensions of any such Mortgages. This Section shall be self-operative, and no further instrument of subordination shall be required to effect a subordination hereunder; provided, however, that in confirmation of such subordination Tenant shall promptly execute, acknowledge or deliver any instrument that Landlord or any such mortgagee may reasonably request to evidence such subordination. Landlord shall use commercially reasonable efforts, following request by Tenant and at Tenant’s expense, to obtain a nondisturbance agreement in Tenant’s favor from the then current holders of Mortgages. If Tenant fails to execute, acknowledge or deliver any such instruments within the ten (10) days after a request therefor, Landlord may declare an Event of Default hereunder. In addition to the foregoing, any mortgagee under the Mortgages has the right, at any time, to prepare and file a notice of subordination with the County Recorder.

20.2 Attornment. If the interest of Landlord under this Lease is transferred, whether through possession, foreclosure or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s Landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such request for attornment, Tenant’s rights hereunder shall continue in full force and effect as a direct Lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as set forth in this Lease so long as Tenant is not in default.

20.3 Quiet Enjoyment. So long as no Event of Default remains uncured, Tenant shall peaceably and quietly have, hold and enjoy the Premises. This covenant shall, subject to the provisions of this Lease, be binding upon the subsequent successors in interest of Landlord’s interest in this Lease including those to whom Tenant is subordinate and/or to whom Tenant agreed to attorn pursuant to Sections 20.1 and 20.2.

20.4 Estoppel Certificates. Within ten (10) days following any written request that Landlord may make from time to time, Tenant shall execute and deliver to Landlord and/or any prospective mortgagee or purchaser designated by Landlord, a statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, and stating the date and nature of such modifications); (c) the date to which the rental and other sums payable under this Lease have been paid; (d) that there are no current defaults under this Lease by Landlord except as specified in such statement; and (e) such other matters as may be reasonably requested. Landlord and Tenant intend that any statement delivered by Tenant pursuant to this Section may be relied upon by any mortgagee, beneficiary, purchaser, or prospective purchaser of the Premises or any interest therein. Tenant’s failure to deliver such statement within such time (x) shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in the Landlord’s performance, and (iii) that no more than one month’s rental has been paid in advance, and (y) at Landlord’s election, shall constitute an Event of Default hereunder. If Landlord desires to finance or refinance the Premises, or any part thereof, Tenant shall, within ten (10) days following Landlord’s request therefor, deliver to any lender designated by Landlord such financial information of Tenant as shall be required by such lender. All such information shall be received in confidence and shall be used only for the purpose herein set forth.

20.5 Mortgagee Protection. If there occurs any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

20.6 Modification for Lender. If, in connection with obtaining construction, interim, or permanent financing related to the Premises, a lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay, or defer its consent thereto provided that such modifications do not materially, adversely increase Tenant’s obligations, or decrease Tenant’s rights, hereunder.

20.7 New Owner Obligations. Any person or entity who acquires the Property in a foreclosure sale, or by a deed in lieu of foreclosure, and any direct transferee of the beneficiary under a deed of trust or mortgage who so-acquires the Property (all of the foregoing are together referred to as a “New Owner”), shall not be responsible for liabilities of the Landlord that accrued before the date on which such title was first acquired. A New Owner shall not be bound by Rents paid more than one month in advance, or by any amendment, modification, extension, renewal or other action affecting this Lease or the tenancy hereunder, unless such Rents were collected, or such action was taken, in compliance with the Mortgage under which the New Owner (or the New Owner’s transferor) was the beneficiary.

20.8 Assignment of Rents. Upon receipt of written notice from any beneficiary of a deed of trust or mortgage covering the Premises (a “Mortgagee”) in which such Mortgagee (a) certifies that Landlord has assigned all Rents under the Lease to such Mortgagee, and (b) demands that all Rents under the Lease henceforth be paid to such Mortgagee at an address specified therein, Tenant shall pay all further Rents coming due in accordance with such notice.

21. Security.

21.1 Financial Statements. Tenant shall furnish to Landlord, on or before the 90th day following the end of each fiscal year, the financial statements of Tenant and of any Guarantor for the preceding fiscal year (consisting of a balance sheet and a profit and loss statement) each prepared by a certified public accountant in accordance with generally accepted accounting principles (or other method approved by Landlord) consistently applied. Tenant shall furnish to

Landlord interim financial statements within thirty (30) days following the end of each of Tenant’s fiscal quarters. Notwithstanding the foregoing, if and so long as Tenant is a public company whose financial statements are readily available to Landlord without charge, Tenant shall not be obligated to provide financial statements under this Section.

21.2 Deposit. Contemporaneously with Tenant’s execution and delivery of this Lease, Tenant shall deposit with Landlord the amount specified in the Basic Lease Terms preceding this Lease, such amount to be held by Landlord during the Lease Term as security for Tenant’s performance of its obligations hereunder. If an Event of Default shall occur, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of such obligation or default, or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage that Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand therefor from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount stated in this Section 21.2, and Tenant’s failure to do so shall constitute an Event of Default under this Lease. If Tenant performs all of Tenant’s obligations hereunder, Landlord shall return the Security Deposit (or so much thereof as has not theretofore been applied by Landlord as permitted under this Section 21.2) within sixty (60) days following the date of expiration of the Lease Term or the date on which Tenant has vacated the Premises. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Landlord shall be entitled to deliver the funds constituting the Security Deposit hereunder to any purchaser of Landlord’s interest in the Premises, whether by sale, foreclosure, deed in lieu of foreclosure, or otherwise, and upon such delivery, Landlord shall be discharged from any further liability with respect to the Security Deposit. Tenant hereby waives the provisions of any law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 21.2 above and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant. If Landlord transfers this Lease (as part of a transfer of the Project or otherwise), then Landlord shall be relieved of all liability to Tenant arising or accruing after the date of such transfer, including, without limitation, the return of the Security Deposit, provided the Security Deposit is transferred to said transferee. Tenant shall look solely to the transferee for return of any Security Deposit. Tenant hereby grants Landlord a security interest in the Security Deposit.

22. Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State shown in the Basic Lease Information.

23. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger of the Landlord’s and Tenant’s estate, and shall, at the option of Landlord, operate either as an assignment to Landlord of any or all subleases or subtenancies or as a termination thereof.

24. Disputes.

24.1 Attorneys’ and Collection Fees. If either party should bring an action or suit for possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief hereunder, or in the event of any other arbitration or litigation between the parties with respect to this Lease, then all costs and expenses, including collection agency fees and reasonable attorneys’ fees incurred by the prevailing party in such arbitration or litigation, including on any arbitration or court proceeding, appeal, petition for review therefrom or in any proceeding before a U.S. Bankruptcy Court, shall be paid by the other party, such amount to be set by the court before which the matter is heard, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

25. [Omitted]

26. Tenant’s Liability and Performance. Except as may be otherwise specifically provided in this Lease, all covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If more than one person or entity executes this Lease as Tenant, (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (b) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally. The act or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

27. Definition of Landlord; Limitation of Liability. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the tenants under any ground lease, if any. In the event of any transfer, assignment, or other conveyance or transfers of any such title, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment, or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease. Tenant and all successors and assigns acknowledge that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(a) The sole and exclusive remedy shall be a claim against the Landlord, with any judgment against Landlord being satisfied only out of its interest in the Project (no other assets of Landlord shall be subject to levy, execution or other procedure to satisfy such a judgment);

(b) No member or manager of Landlord and no agent or employee of Landlord or of any such member or manager shall be sued, named as a party in any suit or action, served with process or subjected to any judgment, and any such judgment taken against any member, manager, agent or employee may be vacated and set aside at any time nunc pro tunc; and

(c) No writ of execution will ever by levied against the assets of any such member, manager, agent or employee.

This Lease and the obligations of the Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder, or is delayed in doing so, if such inability or delay is caused by reason of strike, labor trouble, inclement weather, war, riot, acts of God or any other cause beyond the reasonable control of Landlord (these are events of “Force Majeure”). Landlord shall be excused from performing any obligation hereunder while such obligation cannot reasonably be performed due to an event of Force Majeure.

Tenant acknowledges that many uses and events at the Project may be governed by recorded documents, legal requirements, one or more ground leases, and one or more owners associations or other third parties. Notwithstanding any other provision hereof, Landlord shall have no liability and shall not be in default, and Tenant shall have no right to terminate this Lease, based upon any act, omission or failure of any such third party, and Landlord is not obligated to perform any act if Landlord does not have the right to do so.

28. Waiver. Landlord’s waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice that may evolve between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of Landlord to insist upon the performance by Tenant in strict accordance with said terms. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance of such Rent. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent similar acts by the acting party. Acceptance of one or more rental or other payments after the dates when the same first became due or after the applicable grace period shall not prevent Landlord, with respect to subsequent payments, (a) from insisting upon prompt payment of all amounts due hereunder, (b) from insisting upon payment of the late fees provided for herein, or (c) from declaring an Event of Default hereunder. Without limiting the generality of the foregoing, no payment by Tenant or receipt by Landlord of a lesser amount than the full Rent then due shall be deemed to be other than on account of the earliest stipulated Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity. Acceptance of Rent from another company or entity does not constitute consent to a purported sublease or assignment.

29. Miscellaneous Provisions.

29.1 Successors or Assigns. Except as otherwise provided herein, all the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant and their respective heirs, administrators, executors, successors, subtenants, concessionaires, assigns and marital communities, if any, and upon any person or persons coming into ownership or possession of any interest in the Premises by operation of law or otherwise.

29.2 Authority of Parties. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the bylaws of said corporation, and this Lease is binding upon said corporation. Tenant shall, simultaneously with the execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of said corporation authorizing or ratifying the execution of this Lease, and certified copies of other corporation documents as may reasonably be requested by Landlord or Landlord’s Lender to authenticate the transaction. Any person executing this instrument, its exhibits, addenda, extensions, or renewals, or represents any material fact relevant hereto in writing, warrants and represents that he/she is duly authorized to so act.

29.3 Interest on Past Due Obligations. Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the Default Rate from the date due until paid, but the payment of such interest shall not excuse or cure any default by Tenant, and interest shall be compensation for the loss of Tenant’s use of the past due funds, and shall be in addition to late or delinquent charges which are reimbursements for administrative costs associated with collecting and processing such past due amounts. An administrative charge of $25.00 will be assessed for any check from Tenant which is returned for any reason.

29.4 Broker’s Commission. The brokers who negotiated this Lease, if any, are identified in the Basic Lease Terms preceding this Lease. Landlord shall be solely responsible for the payment of brokerage commissions to said brokers, and Tenant shall have no responsibility therefor. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Project, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall indemnify and hold Landlord harmless for, from, against and regarding any liability in respect thereto, including attorney’s fees and costs.

29.5 Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

29.6 Examination of Lease. Submission of this document for examination and signature by Tenant is not an offer to lease and does not create a reservation or option to lease. Landlord may negotiate with, and lease the Premises to, other third parties and may cease negotiation with Tenant at any time. No claim for reliance, estoppel, contract, breach of good faith, or other claim can be made based upon the circulation and negotiation of this Lease. This document will become effective and binding only upon full execution and delivery by both Tenant and Landlord.

29.7 Time. Except as otherwise specifically provided herein, time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.8 Amendments. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

29.9 Partial Invalidity. If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such terms, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

29.10 Recording. Tenant shall not record or file this Lease, or any assignment or security document pertaining to this Lease or all or any part of Tenant’s interest therein without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord shall deem appropriate. However, upon the request of Landlord, both parties shall execute a memorandum or “short form” of this Lease for the purposes of recordation in a form customarily used for such purposes. Said memorandum or short form of this Lease shall describe the parties, the Premises and the Lease Term and shall incorporate this Lease by reference.

29.11 Notices. All notices that either party shall be required or may desire to deliver hereunder shall be given in writing and shall be sent by registered or certified mail, return receipt requested, or by facsimile transmission followed by delivery of a “hard” copy, and shall be deemed received upon the earlier of the date of receipt or refusal thereof. Notices shall be delivered to Tenant at the Premises and to Landlord at both the address for Landlord and the address for Landlord’s property manager, if any, each set forth in the Summary of Basic Lease Terms preceding this Lease. In addition, a copy of any notice to Landlord shall be delivered to the following address:

Schwabe, Williamson & Wyatt, P.C.

Pacwest Center

1211 SW Fifth Avenue, Suite 1700

Portland, OR 97204

Facsimile: (503) 796-2900

Attn: John Guinasso

Landlord may change its address for notice by giving notice to Tenant in the manner set forth above, which notice shall only be effective upon receipt or refusal. Notice to Tenant hereunder may be given by Landlord’s attorney.

29.12 Entire Agreement. This Lease, including the Table of Contents, the Basic Lease Terms, and the Exhibits listed in the Basic Lease Terms and attached hereto, all of which are incorporated herein by this reference to them, together with any other document to be furnished pursuant to the provisions hereof, embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Lease and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

29.13 Survival of Obligations. The covenants, duties, and obligations of Tenant contained herein that by their nature do not depend upon Tenant’s possession of the Premises (including, without limitation, obligations arising under Section 17.2) shall survive the expiration or earlier termination of this Lease and such expiration or termination shall not excuse Tenant from the full performance thereof.

29.14 Representations and Warranties. Landlord has made no representations or warranties except as contained herein. No agent or broker of Landlord has authority to make nor has made any promise, warranty or representation to Tenant. Any offering materials or advertisements are specifically disclaimed and are superseded by this Lease; Tenant has not relied upon any of the same. Except only for Landlord’s covenants stated in this Lease, the Premises is leased “AS IS.” Tenant hereby represents and warrants that financial statements and other information furnished by Tenant to Landlord are true, accurate and complete, and such representation and warranty shall survive the execution and termination of this Lease and is material consideration relied upon by Landlord in executing this Lease. Any false, misleading or inaccurate statement made by Tenant therein shall constitute a material breach and an Event of Default hereunder.

29.15 [Omitted]

29.16 USA Patriot Act Compliance. Tenant represents to Landlord that Tenant is not (and is not engaged in this transaction on behalf of) a person or entity with which Landlord is prohibited from doing business pursuant to any law, regulation or executive order pertaining to national security (“Anti-Terrorism Laws”). “Anti-Terrorism Laws”, as referenced above, shall specifically include, but shall not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (aka, the USA Patriot Act); Executive Order 13224; the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq.; the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq.; the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq.; sanctions and regulations promulgated pursuant thereto by the Office of Foreign Assets Control (“OFAC”), as well as laws related to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

29.17 Consents. The grant of any consent or approval required from Landlord under this Lease shall be proved only by proof of a written document signed and delivered by Landlord expressly setting forth such consent or approval. Unless otherwise specified herein, any such consent or approval may be withheld in Landlord’s sole discretion. Any consent may be issued subject to conditions determined by Landlord, in its sole discretion, with which Tenant shall comply. Landlord has the right to withhold any consent for which an additional third party consent is required; issuance of such third party consent does not require Landlord to issue its consent, nor is Landlord required to accept any third party consent that is not acceptable to Landlord, in its sole discretion. Notwithstanding any other provision of this Lease, the sole and exclusive remedy of Tenant for any alleged or actual improper withholding, delaying or conditioning of any consent or approval by Landlord shall be the right to specifically enforce any right of Tenant to require issuance of such consent or approval on conditions not prohibited by this Lease; in no event shall Tenant have the right to terminate this Lease, to collect monetary damages, or to pursue any other remedy for any actual or alleged improper withholding, delaying or conditioning of any consent or approval, regardless of whether this Lease requires that such consent or approval not be unreasonably withheld, conditioned or delayed.

29.18 Confidentiality. Tenant shall not disclose to any third party the terms or provisions of this Lease, nor any communications or information sent to Tenant from Landlord under or pursuant to this Lease, except only as may be required by law and except to its lenders, investors, potential subtenants or assignees, and attorneys, accountants and other consultants of Tenant.

29.19 Security. Landlord has no duty to provide security for any portion of the Project. To the extent Landlord elects to provide any security, Landlord is not warranting the effectiveness of any security personnel, services, procedures or equipment and Tenant shall not rely on any such personnel, services, procedures or equipment. Landlord shall not be liable for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Project.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Lease on the Effective Date.

LANDLORD:	NCWP-Inverness Business Park, LLC, a Delaware limited liability company

By:	National CW Portfolio JV, LLC, a Delaware limited liability company its Sole Member

By:	SKB-CW Investors, LLC, an Oregon limited liability company its Managing Member

By:	ScanlanKemperBard Companies, LLC an Oregon limited liability company its Operating Manager

By:	/s/ James Paul
Name:	James Paul
Title:	Principal

TENANT:	Ampio Pharmaceuticals, Inc., a Delaware corporation

	By:	/s/ Michael Macaluso
	Name:	Michael Macaluso
	Title:	CEO

EXHIBIT A

Project Legal Description

All that certain lot, piece or parcel of land, with the building and improvements thereon erected, situate, lying and being in the City of Englewood, County of Douglas, State of Colorado

Lot 1, Superblock B, 2nd Amended Plat of Inverness Subdivision Filing No. 7, recorded June 26, 1984 under Reception Number 330377, County of Douglas, State of Colorado.

Excepting therefrom that portion conveyed to the Board of County Commissioners of the County of Douglas, State of Colorado, by Deed recorded August 3, 2001 in Book 2101 at Page 1212.

NOTE: Being Parcel No. 0435193 of the City of Englewood, County of Douglas, State of Colorado.

1—Exhibit A: Project Legal Description

EXHIBIT B

Premises

The Premises shall be comprised of Suite 200 and 204 totaling 19,346 rentable square feet shown below.

1—Exhibit B: Premises

EXHIBIT C

Work Letter

1. Landlord Work. Landlord has not agreed to perform any tenant improvement work.

2. Tenant Work. Tenant intends to install certain leasehold improvements in the Premises (the “Tenant Improvements”). The installation of such Tenant Improvements shall be accomplished in accordance with this Exhibit C and also all other applicable provisions of the Lease; provided, in the event of a conflict, the provisions of this Exhibit shall control. The installation of such Tenant Improvements is herein referred to as “Tenant’s Work.”

3. Plans. Prior to commencing Tenant’s Work, Tenant shall obtain Landlord’s prior written approval of the final plans and specifications for Tenant’s Work, which approval shall not be unreasonably withheld, but which may be issued subject to reasonable conditions. Landlord shall respond to proposed plans within ten (10) business days, failing which Landlord’s approval shall be deemed given. Landlord approves the space plan attached as Exhibit C-1 but has the right to approve complete construction drawings and specifications. The proposed plans must include the location and specifications of a separate HVAC unit for the clean room, the generator, and all related screening, equipment and improvements. The final plans and specifications as approved by Landlord are herein referred to as the “Final Plans.”

4. Permits and Approvals. Prior to commencing any construction activity, Tenant shall obtain, at its sole cost and expense, all permits and approvals necessary to perform Tenant’s Work in accordance with the Final Plans. Copies of all such permits and approvals shall be delivered to Landlord as obtained.

5. Contractors.

a. General Contract. Tenant shall engage a licensed general contractor to perform Tenant’s Work and licensed mechanical, structural and electrical engineers. Tenant shall consult with Landlord regarding the identity of such general contractor and engineers, and shall not engage a general contractor or any engineer without Landlord’s prior written approval, not to be unreasonably withheld. Tenant shall include, within the provisions of its contract with the general contractor, the following provisions:

i. The general contractor shall subcontract only to appropriately licensed subcontractors.

ii. The general contract shall contain all customary warranties for work of the types performed and shall require the general contractor to obtain all customary warranties from each subcontractor and supplier. All such warranties, whether from the general contractor or from a subcontractor or supplier, shall expressly state that they are for the benefit of both Landlord and Tenant, that the same are assignable to Landlord, and that Landlord shall have a direct right to enforce the same.

1—Exhibit C: Work Letter

b. Performance. A copy of the general contract and of all subcontracts, supplier contracts, and operating manuals shall be delivered to Landlord as executed/received. Tenant shall pay and perform all of its obligations to the general contractor and otherwise with respect to the Tenant’s Work as it is completed in accordance with the general construction contract. Payments to the general contractor shall be made, in full, no less frequently than monthly.

c. Subcontractors. Tenant and its general contractor shall employ only subcontractors approved by Landlord to perform mechanical, HVAC, electrical and plumbing work. Approval of any such subcontractor by Landlord does not impose any obligation or liability upon Landlord.

6. Construction. Tenant shall comply with the following provisions.

a. Course of work. Tenant shall commence construction of Tenant’s Work promptly after fulfillment of the above provisions. Tenant’s Work shall be constructed continuously and expeditiously to proceed to final completion. Tenant’s Work shall be conducted and scheduled so as to avoid disruption of the operations of other Tenants or occupants of the Project. No dust or debris shall be created, nor materials stored, outside of enclosed Premises.

b. Compliance. Tenant’s Work shall be constructed in strict conformity with all applicable permits and approvals, all applicable laws, any conditions of Landlord’s approval of the Final Plans, and all rules, regulations, directions or requirements of Landlord’s property manager.

c. Deliveries. Upon final completion, Tenant shall deliver to Landlord the following:

i. A complete set of “as built” plans and specifications showing fully and in detail all work, including changes from the approved Final Plans and any variations from the work as shown on the Final Plans.

ii. A complete copy of all inspection reports from governmental authorities and of all certificates of occupancy.

iii. A copy of all warranties from the architect, the general contractor, all subcontractors, and all material suppliers, together with an assignment of the rights of Tenant with respect to all such warranties in form acceptable to Landlord.

iv. A certified copy of a completion notice showing proper recording.

d. Indemnity. Tenant shall defend, indemnify and hold harmless Landlord for, regarding, from and against all loss, claims, liability, cost, expense and damages incurred as a result of Tenant’s, its general contractor’s, subcontractors’, architect’s, or engineer’s presence in the Premises or in connection with Tenant’s Work.

7. Utilities. Certain existing utility lines may not be necessary for continued use following completion of Tenant’s Work. All such utility lines shall be legally abandoned in place in conformity with all applicable laws and codes. All such abandoned utility lines shall be shown on the Final Plans. Tenant shall place attractive and openly visible permanent caps over such utilities.

2—Exhibit C: Work Letter

8. Liens. Tenant shall pay, as and when due, all amounts with respect to the Tenant’s Work. Tenant shall not allow any claim of lien to be perfected by filing with respect to Tenant’s Work. In the event any such claim of lien is filed, and Tenant does not discharge (and deliver to Landlord proof of discharge of) the lien within ten (10) business days, then without waiver of such default or of other rights or remedies, but with at least two (2) business days notice to Tenant, Landlord shall have the right to cause such claim of lien to be removed by any means, including by payment; Landlord is not obligated to inquire as to the validity of any such lien or to determine whether all amounts claimed are due. Tenant acknowledges that Tenant’s failure to discharge a lien and the subsequent payment of the same by Landlord may preclude Tenant from contesting the amount claimed. Any amounts expended by Landlord in connection with such claim of lien and/or in payment or other discharge of such lien shall be immediately reimbursed from Tenant to Landlord.

9. Construction Insurance. Prior to commencing any construction activity at the Premises, Tenant shall obtain the following insurance: Complete course of construction insurance in form and content satisfactory to Landlord. The form of insurance shall be delivered to Landlord for approval prior to commencement of construction. A copy of the policies and a certificate indicating that such insurance is in effect and fully paid and that the same will not be terminated or modified without at least 10 days prior written notice to Landlord shall be delivered to Landlord prior to the commencement of any construction activity at the Premises.

10. Payment Contribution. Tenant shall finally complete Tenant’s Work in accordance with the provisions of this Lease, shall fully pay for the same, and shall obtain all necessary certificates of occupancy and a certificate from the architect that Tenant’s Work has been finally completed in accordance with the Final Plans. Tenant shall submit evidence of compliance with the foregoing requirements to Landlord following final completion and shall make the deliveries listed in Section 6c. Within thirty (30) days following such submission and deliveries, Landlord shall pay to Tenant the Costs of Tenant’s Work up to the amount of the Allowance (as those terms are defined herein), as follows. Notwithstanding the foregoing, Landlord will make up to three (3) monthly disbursements of $100,000.00 each from the Allowance prior to final completion subject to approval of paid invoices, lien releases or waivers, an architect’s certificate regarding work completed to date, the absence of any Event of Default, and other customary interim draw requirements.

a. Allowance. The Costs of Tenant’s Work shall be reimbursed by Landlord up to the amount of the Allowance. If any part of the Allowance is not used to pay Costs prior to December 31, 2014, the unused part of the Allowance is forfeited and will not be available for any purpose, it being the responsibility of Tenant to ensure that Tenant’s Work is completed and Tenant’s right to reimbursement is perfected by such date.

b. Costs. The “Costs” of Tenant’s Work are all hard and soft costs related to Tenant’s Work including but not limited to architectural plans, permits, and construction costs, and also a construction oversight fee that Tenant shall pay to Landlord monthly equal to 1.5% of all other Costs. Notwithstanding the foregoing, up to $58,038.00 ($3.00 per rentable square foot) of the Allowance may be used to reimburse Tenant’s moving costs, installation of furniture and fixtures, cabling and signage. Tenant shall pay all Costs as and when due.

3—Exhibit C: Work Letter

c. Default. No disbursement of the Allowance shall be due or paid at any time that an Event of Default exists.

11. Construction Oversight. Landlord and its property manager shall have the right to conduct such construction oversight, as desired, and for this purpose shall at all times have access to the Premises. Landlord and/or its property manager (or designee) shall be given the schedule for all project meetings and shall have the right to attend all such meetings. Landlord and Landlord’s agents shall have the right, but not the obligation, to inspect the construction of Tenant’s Work from time to time during the progress thereof. If Landlord shall give Tenant written notice of faulty construction or any deviation from the Final Plans (except as approved in writing by Landlord), Tenant shall promptly make the necessary corrections to Landlord’s reasonable satisfaction. However, neither the right herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike performance of all Tenant’s Work in accordance with the requirements of this Work Letter. Notwithstanding any inspection or acceptance by Landlord of Tenant’s Work, or any portion thereof, Tenant acknowledges that Landlord’s sole interest in doing so is to protect the Building and Landlord’s interests. Accordingly, Tenant shall not rely upon Landlord’s inspections or approvals, and agrees that Landlord shall not be the guarantor of, nor responsible for, any of Tenant’s Work, Tenant shall be solely responsible for, and shall remedy, at Tenant’s sole expense, any and all defects in Tenant’s Work that may appear during or after the completion thereof, whether the same shall affect the Premises in particular or any part of the Building in general.

4—Exhibit C: Work Letter

EXHIBIT C-1

Initial Space Plan

GBA
architects
engineers
AMPIO
A1.20
KEYPLAN
LEASE LINE
SECOND FLOOR PLAN -OVERALL PLAN

1—Exhibit C-1: Initial Space Plan

EXHIBIT D

Rules and Regulations

1. No sign, placard, picture, advertisement, name or notice (collectively referred to as “Signs”) shall be installed or displayed on any part of the outside of the Premises without the prior written consent of the Landlord which consent shall be in Landlord’s sole discretion. All approved Signs shall be printed, painted, affixed or inscribed at Tenant’s expense by a person or vendor approved by Landlord and shall be removed by Tenant at Tenant’s expense upon vacating the Premises. Landlord shall have the right to remove any Sign installed or displayed in violation of this rule at Tenant’s expense and without notice.

2. If Landlord objects in writing to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything or allow anything to be placed against or near any glass partitions or doors or windows which may appear unsightly, in the opinion of Landlord, from outside the Premises.

3. Tenant shall not alter any lock or other access device or install a new or additional lock or access device or bolt on any door of its Premises without the prior written consent of Landlord. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or other means of access to all doors.

4. If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord. Landlord shall direct electricians as to where and how telephone, data, and electrical wires are to be introduced or installed. The location of burglar alarms, telephones, call boxes or other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

5. Tenant shall not place a load upon any floor of its Premises, including mezzanine area, if any, which exceeds the load per square foot that such floor was designed to carry and that is allowed by law. Heavy objects shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Project by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

6. Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Project without Landlord’s prior written consent which consent shall be in Landlord’s sole discretion.

7. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork, plaster or drywall (except for pictures and general office uses) or in any way deface the Premises or any part thereof. Tenant shall not affix any floor covering to the floor of the Premises or paint or seal any floors in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

1—Exhibit D: Rules and Regulations

8. No cooking shall be done or permitted on the Premises, except that Underwriters’ Laboratory approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

9. Tenant shall not use any hand trucks except those equipped with the rubber tires and side guards, and may use such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Premises. Forklifts which operate on asphalt area shall only use tires that do not damage the asphalt.

10. Tenant shall not use the name of the Project or any photograph or other likeness of the Project in connection with or in promoting or advertising Tenant’s business except that Tenant may include the Project name in Tenant’s address. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Project.

11. The Project receptacles are for office-generated waste only. All office-generated trash and refuse shall be contained in suitable receptacles at locations approved by Landlord and the receptacle lids must be closed after each use. All cardboard items shall be broken down before being placed in the Project recycling container. Tenant shall not place in the trash receptacles any personal trash or material that cannot be disposed of in the ordinary and customary manner of removing such trash without violation of any law or ordinance governing such disposal. Tenant’s trash and refuse containers shall be stored inside the Premises.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governing authority.

13. Tenant assumes all responsibility for securing and protecting its Premises and its contents including keeping doors locked and other means of entry to the Premises closed.

14. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent.

15. No person shall go on the roof without Landlord’s permission.

16. Tenant shall not permit any animals, other than seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the Project.

17. Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed on any portion of the Project or parking lot.

18. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Project. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.

2—Exhibit D: Rules and Regulations

19. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Project and for the preservation of good order in and about the Project. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

20. Any toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown into them. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

21. Tenant shall not permit smoking or carrying of lighted cigarettes or cigars in areas reasonably designated by Landlord or any applicable governmental agencies as non-smoking areas.

22. Any directory of the Premises or Project, if provided, will be exclusively for the display of the name and location of tenants only and Landlord reserves the right to charge for the use thereof and to exclude any other names.

23. Canvassing, soliciting, distribution of handbills or any other written material in the Project is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Project without the written consent of Landlord.

24. Any equipment belonging to Tenant which causes noise or vibration that may be transmitted to the structure of the Project or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Project shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration.

25. Driveways, sidewalks, halls, passages, exits, entrances and stairways (“Access Areas”) shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. Access areas are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Project or its tenants.

26. Landlord reserves the right to designate the use of parking areas and spaces. Tenant shall not park in visitor, reserved, or unauthorized parking areas. Tenant and Tenant’s guests shall park between designated parking lines only and shall not park motor vehicles in those areas designated by Landlord for loading and unloading. Vehicles in violation of the above shall be subject to being towed at the vehicle owner’s expense. Vehicles parked overnight without prior written consent of the Landlord shall be deemed abandoned and shall be subject to being towed at vehicle owner’s expense. Tenant will from time to time, upon the request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees or agents.

3—Exhibit D: Rules and Regulations

27. No trucks, tractors or similar vehicles can be parked anywhere other than in Tenant’s own truck dock area. Tractor-trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the parking areas or on streets adjacent thereto.

28. During periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow and loading and unloading areas of other tenants. All products, materials or goods must be stored within the Tenant’s Premises and not in any exterior areas, including, but not limited to, exterior dock platforms, against the exterior of the Premises, parking areas and driveway areas. Tenant agrees to keep the exterior of the Premises clean and free of nails, wood, pallets, packing materials, barrels and any other debris produced from their operation.

29. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

30. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

31. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

32. Tenant shall be responsible for the observance of all of the foregoing rules of Tenant’s employees, agents, clients, customers, invitees and guests.

4—Exhibit D: Rules and Regulations

EXHIBIT E

Acceptance Letter

[date]

NCWP–Inverness Business Park, LLC

c/o ScanlanKemperBard Companies

810 NW Marshall Street, Suite 300

Portland, Oregon 97209

RE:	Lease Dated:

Landlord: NCWP-Inverness Business Park, LLC

Tenant:

Premises:

Gentlemen:

The undersigned, Tenant under the above-described Lease, hereby confirms, as of the date hereof, the following:

1. That it is in full and complete possession of the Premises, such possession having been delivered by Landlord and having been accepted by the undersigned.

2. That the improvements and space required to be furnished by the terms of the Lease have been completed in all respects to the satisfaction of the undersigned and are open for the use of, the undersigned, its employees and invitees.

3. That all duties of an inducement nature required of Landlord in said Lease have been fulfilled.

4. That said Lease is in full force and effect; that there are no existing defaults on the part of the Landlord under the terms thereof.

5. That said Lease has not been amended, modified, supplemented or superseded except as follows:

6. That no rents have been prepaid except as provided by said Lease.

1—Exhibit E: Acceptance Letter

7. That the rents provided in said Lease commenced to accrue and the Commencement Date occurred, on                     ,             , and the Expiration Date shall be                     ,             .

Very truly yours,

(Tenant)

By:
(Title)

2—Exhibit E: Acceptance Letter

EXHIBIT F

Tenant Sign Regulations

The Tenant Sign Criteria establishes uniform criterion and policies for all Tenant sign identification. These have been established for the purpose of maintaining a professional environment and the overall appearance of the Building.

1. General Requirements:

a. Tenant may install signage described in the Lease, in accordance with the following criteria.

b. Tenant shall submit a sketch of its proposed signage to the Landlord for approval prior to installation.

c. Tenant shall be responsible for the fulfilling all the requirements and specifications described herein.

2. Sign Specifications:

Location:	As stated in the Lease.

Maximum Sign Area:

Material:

Font size and type:

3. Except as provided herein, no advertising placards, banners, insignia, or other materials may be placed on the glass, or exterior of the Premises, including landscaped areas, sidewalks or parking areas.

4. Landlord may refuse consent to any proposed Tenant signage that does not comply with the criteria herein, or that in Landlord’s opinion is inconsistent with or inappropriate for the Building. Landlord retains the right to remove any sign, graphics, or other material installed that does not conform to this criterion. Any costs incurred by the Landlord to remove non-conforming signs or to correct defacement from mounting of non-conforming signs shall be the responsibility of Tenant.

1—Exhibit F: Tenant Sign Regulations